UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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OraSure Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2019	Proxy Statement Notice of Annual Meeting of Stockholders Tuesday, May 21, 2019 ● 10:00 a.m. (Eastern Time)

Letter to the Stockholders

Stephen S. Tang, Ph.D. President and Chief Executive Officer

April 10, 2019

Dear Fellow Stockholders:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 21, 2019 at 10:00 a.m. Eastern Time. Consistent with past practice, this year’s Annual Meeting will be a completely virtual meeting, conducted as a live webcast. You will be able to attend the Annual Meeting online, vote your shares electronically if you wish, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/OSUR2019.

Pursuant to the Securities and Exchange Commission (“SEC”) rule allowing companies to furnish proxy materials to their stockholders over the internet, a Notice of Internet Availability of Proxy Materials (the “Notice”) was sent to stockholders on or about April 10, 2019. The Notice contains information on how to access copies of the proxy materials and vote your shares.

At the Annual Meeting, you will be asked to (i) elect two Class I Directors to serve on the Board of Directors until the Annual Meeting of Stockholders in 2022; (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2019 fiscal year; (iii) approve, by an advisory (non-binding) vote, the compensation of the Company’s named executive officers as disclosed in the proxy materials and (iv) transact such other business as may properly come before the meeting, and any adjournment(s) or postponement(s) thereof.

The Board of Directors has approved the nominees for Director and recommends that you vote FOR their election to the Board. In addition, the Board of Directors recommends that you vote FOR the ratification of KPMG LLP’s appointment, and FOR the approval of the Company’s executive compensation.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting online, we urge you to submit your vote as soon as possible. You will have the option to vote by telephone, via the internet, or by completing, signing, dating and returning a paper Proxy Card. Additional details on these options can be found in the Notice sent to you and in the other proxy materials. You may, of course, attend the Annual Meeting online and vote your shares during the meeting regardless of whether you have previously voted by phone, the internet or mail.

Thank you for your cooperation, your ongoing support of, and continued interest in, OraSure Technologies, Inc.

Sincerely yours,

Stephen S. Tang, Ph.D.

President and Chief Executive Officer

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

OF ORASURE TECHNOLOGIES, INC.

DATE AND TIME

Tuesday May 21, 2019

10:00 a.m. (Eastern Time)

To be held virtually by visiting

www.virtualshareholdermeeting.com/OSUR2019

ITEMS OF BUSINESS

The 2019 Annual Meeting of Stockholders will be held for the following purposes:

•    To elect two (2) Class I Directors, each to serve for a term expiring at the Company’s Annual Meeting of Stockholders in 2022;

•    To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019;

•    To approve, by an advisory (non-binding) vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement accompanying this Notice; and

•    To consider such other business as may properly come before the meeting, and any adjournment(s) or postponement(s) thereof.

HOW TO VOTE

Via the Internet.    Go to www.proxyvote.com to vote your shares online prior to the Annual Meeting. Have the control number that is printed in your Notice of Internet Availability of Proxy Materials or Proxy Card available and follow the instructions. You may also vote online during the Annual Meeting by going to www.virtualshareholdermeeting.com/OSUR2019 and following the instructions.

By Phone.    Call the toll-free number on your Notice of Internet Availability of Proxy Materials or Proxy Card and follow the prompts.

By Mail.    You can vote by mail by requesting a paper copy of the materials, which will include a Proxy Card. Please review your Notice of Internet Availability of Proxy Materials for instructions on how to request a paper copy of the materials. Mark, sign and date your Proxy Card and return it as indicated on the Proxy Card.

Who Can Vote:  Only holders of shares of the Company’s Common Stock of record at the close of business on March 28, 2019 will be entitled to vote at the Annual Meeting of Stockholders and any adjournment(s) or postponement(s) thereof. Additional information is included in the Proxy Statement accompanying this Notice.

By Order of the Board of Directors,

Jack E. Jerrett

Secretary

April 10, 2019

Proxy Statement Table of Contents

PROXY STATEMENT SUMMARY

We are providing these Proxy Materials to stockholders of OraSure Technologies, Inc., a Delaware corporation (as used herein, “we,” “us,” “our” or the “Company”), in connection with the Company’s solicitation of proxies (each, a “Proxy”) for use at the Annual Meeting of Stockholders to be held on May 21, 2019, at 10:00 a.m. Eastern Time, and at any adjournment(s) or postponement(s) thereof (the “Annual Meeting”).

As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the matters described in this Proxy Statement. The Annual Meeting will be conducted in a completely virtual manner through a live webcast that you can access online by going to www.virtualshareholdermeeting.com/OSUR2019. The webcast will not include a presentation by management. A question and answer session will be provided at the Annual Meeting only for questions that are germane to the matters being discussed and voted on at the meeting.

This summary highlights information contained elsewhere in this Proxy Statement, but does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting your shares.

2019 ANNUAL MEETING INFORMATION
•	Date and Time: Tuesday, May 21, 2019 at 10:00 a.m. (ET)
•	Location: Online by visiting www.virtualshareholdermeeting.com/OSUR2019
•	Record Date: March 28, 2019

PROPOSALS FOR STOCKHOLDER CONSIDERATION

	Proposals	Board Recommendation	Page Reference for More Detail

1.)	Election of two Class I Directors	FOR EACH NOMINEE	63

2.)	Ratification of Appointment of Independent Registered Public Accounting Firm for 2019	FOR	68

3.)	Advisory (Non-Binding) Vote to Approve Executive Compensation	FOR	68

Proposal No. 1 – Election of Directors

The table below provides summary information about each of our nominees for Class I Directors, whose new terms will expire at the 2022 Annual Meeting of Stockholders. The Board is recommending that stockholders vote for each Director nominee.

				Committee Memberships[1]			Other
Name and Principal Occupation	Age	Director Since	Independent	AC	CC	N& GC	Public Boards
Eamonn P. Hobbs President of Hobbs Medical Ventures, LLC	60	2016	Yes		√	C	No
Stephen S. Tang, Ph.D.[2] President and Chief Executive Officer (“CEO”) of the Company	58	2011	No				No

[1]	AC = Audit Committee; CC = Compensation Committee; NCGC = Nominating & Corporate Governance Committee; C = Chairman; Ö = Member.
[2]

Dr. Tang was appointed as the Company’s President and CEO effective as of April 1, 2018.  Prior to that date, Dr. Tang was a member of the Company’s Board of Directors and served as Chairman of the Board since November 2016.

Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has selected KPMG LLP (“KPMG”) to be our independent registered public accounting firm for the 2019 fiscal year. The Board believes KPMG is well qualified to serve in this capacity and is recommending that the engagement of KPMG be ratified by our stockholders.

Proposal No. 3 – Advisory (Non-Binding) Vote to Approve Executive Compensation

Our business is diverse and we operate in extremely competitive markets around the world. It takes commitment from all of the talented people throughout our Company, and especially our executive team, to manage the many facets of our business.

We have designed our compensation program to enable us to attract, retain and motivate our executives and reward them for achieving our objectives and delivering value to stockholders over the long-term. Therefore, we are asking our stockholders to approve, by an advisory (non-binding) vote, the compensation of our named executive officers (“NEOs”) as described in this Proxy Statement.

Our compensation program is designed to focus and reward our executives for balancing both short and long-term priorities.   To fulfill this mission, we have adopted a

pay-for-performance philosophy that forms the foundation for executive compensation decisions made by our Board and the Compensation Committee of the Board (the “Compensation Committee”). In addition, our compensation decisions are designed to align the interests of our executives with the interests of our stockholders and incorporate strong corporate governance principles.

The Compensation Discussion and Analysis portion of this Proxy Statement (the “CD&A”) contains a detailed description of our executive compensation philosophy and program, the compensation decisions the Board and Compensation Committee have made under that program and the factors considered in making those decisions, focusing on the compensation of our NEOs for the year ended December 31, 2018, who were:

Stephen S. Tang, Ph.D., President and CEO[1]
Roberto Cuca, Chief Financial Officer (“CFO”)[2]
Anthony Zezzo, II, Executive Vice President, Business Unit Leader, Infectious Disease
Brian Smith, Vice Chairman and Executive Vice President, Innovation[3]
Jack E. Jerrett, Senior Vice President, General Counsel and Secretary
Douglas A. Michels, Former President and CEO[1]
Ronald H. Spair, Former CFO and Chief Operating Officer[2]

___________________________

1 Dr. Tang was appointed as the Company’s President and CEO effective as of April 1, 2018.  Dr. Tang replaced Douglas A. Michels who retired effective March 31, 2018.

2 Mr. Cuca was appointed as the Company’s CFO effective as of June 8, 2018, replacing Ronald H. Spair who retired effective as of the same date.

3 Ms. Kathleen G. Weber replaced Mr. Smith as Executive Vice President, Business Unit Leader, Molecular Solutions, at the Company’s subsidiary, DNA Genotek, Inc. (“DNAG”), effective as of January 1, 2019.  Mr. Smith now serves as Vice Chairman and Executive Vice President, Innovation at DNAG.

At our 2018 Annual Meeting, 96% of the votes cast approved the compensation paid to our NEO’s for the 2017 fiscal year, as disclosed in our 2018 Proxy Statement. The Board and Compensation Committee take seriously the results of each “say-on-pay” (“SOP”) vote and the views of our stockholders regarding executive compensation. Accordingly, as has been our practice following each SOP vote, we conducted an outreach effort to contact our stockholders in order to obtain their views on the reasons for the vote and to solicit their input on our compensation practices. As part of that effort, we attempted to contact stockholders who, in the aggregate, beneficially owned approximately 33% of our outstanding Common Stock to discuss our compensation practices. The stockholders we contacted generally either did not respond or indicated that there was no need to meet with them at this time.  We believe this reaction, coupled with the strong positive SOP vote at the 2018 Annual Meeting, confirms that the structure of our compensation program is generally supported by our stockholders. The CD&A provides further information on our outreach effort, which we intend to continue. The Board is recommending that stockholders vote in favor of our executive compensation.

COMPENSATION COMPONENTS

We believe that all components of our executive compensation program are strongly tied to performance of both the Company and our executives and are aligned with the best interests of our stockholders. These components consist of the following:

Base Salary	Salaries are based on position relative to market and individual performance and contribution.
Annual Cash Incentive Plan Bonuses

Annual incentive cash bonuses reflect market-based targets and are contingent upon (i) achievement of corporate financial objectives, which are used to determine overall bonus pool funding, and (ii) the executive’s individual performance against pre-determined objectives, which are used to determine individual bonus payouts.

Equity Awards under the Long-Term Incentive Policy (“LTIP”)

Long-term incentive equity compensation reflects market-based targets with the value of individual awards contingent upon the executive’s individual performance against pre-determined objectives during the fiscal year prior to award. Fifty percent (50%) of each NEO’s annual LTIP award consists of performance-vested restricted units (“PRUs”) which require achievement of certain financial performance measures selected by the Board and Compensation Committee and satisfaction of a 3-year service period for vesting of the award.  The other fifty percent (50%) consists of time-vested restricted stock (“RS”).

KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

Key features of our compensation program illustrate our commitment to pay-for-performance, the strong alignment of our executives’ interests with those of our stockholders and strong corporate governance. Several of the more significant of these features are summarized below:

•	Compensation is market driven with total compensation targeted at the 50th percentile of our peer group.	•	Regular stockholder outreach on compensation/ governance matters.

●	Compensation is predominantly variable or performance-based.	•	Use of a third-party compensation consultant to provide independent advice on compensation matters.

●	Balanced mix of cash/equity, fixed/variable, short-term/long-term compensation components.	•	Strong stock ownership/retention requirements for executives.

•	In order to incentivize growth, performance objectives for annual bonus pool funding target key financial measures and/or important strategic goals.	●	No economic perquisites for NEOs.

•	The Board’s discretionary ability to adjust annual incentive bonus pool funding is limited to +/- 10% of pool amount in order to avoid excessive discretionary bonus pool adjustments.	•	Use of peer company benchmarking and tally sheets.

•

 Long-term equity incentive awards include 50% PRUs that vest only if (i) a three-year compound average growth rate for product revenues and/or a one-year earnings per share (“EPS”) or income before income taxes (“IBIT”) target is met and (ii) a three-year service period is satisfied.

		•	Compensation recoupment policy.
•

 No excise tax gross-up in any of our NEO employment agreements and no “single trigger” change–in-control severance in any of our new executive employment agreements, including our CEO’s and CFO’s agreements.

		•	No hedging or pledging of our Common Stock.

PERFORMANCE HIGHLIGHTS

We believe that compensation awarded to executives for 2018 was closely aligned with our strong performance for the year. We successfully completed a major transition in leadership, with the appointment of Dr. Tang as our new President and CEO and Mr. Cuca as our new CFO.  We also updated the long-term strategy for our business, which is focused on innovation and growth.  Finally, we completed due diligence and negotiated the terms of two strategic acquisitions (i.e. of CoreBiome, Inc. and Novosanis, N.V.), which closed during the first week of January 2019.

At the same time, the Company generated strong financial results for 2018.  Consolidated net revenues in 2018 were $181.7 million (9% growth over 2017), and consolidated net income was $20.4 million, or $0.33 per share.  These revenues set a new record for our Company, and this was the fourth consecutive year of strong profitable operations.

Our molecular collection systems business continued its strong performance in 2018 with revenues (including royalty income) 28% higher than in 2017. Our international HIV revenues rose 93% in 2018 compared to the prior year, primarily as a result of the substantial growth in sales of our OraQuick® HIV Self-Test.

We generated $39.1 million in cash from operations in 2018 (a $10.1 million improvement over 2017) and we ended 2018 with over $200 million in cash on our balance sheet, which we can use for our future growth.

QUESTIONS AND ANSWERS ABOUT THE 2019 ANNUAL MEETING AND VOTING

1. WHY DID I RECEIVE THESE PROXY MATERIALS?

Our Board is furnishing Proxy Materials, including this Proxy Statement, a Proxy Card and the Company’s Annual Report to Stockholders for the year ended December 31, 2018 (the “2018 Annual Report”), to our stockholders in order to solicit proxies to be voted at the Annual Meeting (each, a “Proxy”). Each stockholder can access these documents on the internet in accordance with the rules and regulations of the SEC. On or about April 10, 2019, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder at the holder’s address of record, indicating that this Proxy Statement is now available to our stockholders of record entitled to vote at the Annual Meeting.

SEC rules permit us to deliver only one copy of the Notice or a single set of Proxy Materials to multiple stockholders sharing the same address. Upon written or oral request, we will deliver separate Notices and/or copies of our 2018 Annual Report and/or this Proxy Statement to any stockholder at a shared address to which a single copy of the Notice was delivered. Stockholders may notify the

Company of their requests by calling or writing us at OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Corporate Secretary; (610) 882-1820.

All stockholders and beneficial holders have the ability to access a copy of our Proxy Materials on the internet at the website referred to in the Notice. Stockholders will not receive printed copies of the Proxy Materials unless they request those copies. The Notice also instructs stockholders as to how to submit a Proxy through the internet. If you would like to receive a paper or e-mail copy of your Proxy Materials, you should follow the instructions for requesting such materials included in the Notice. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these Proxy Materials and soliciting votes. If you choose to access the Proxy Materials and/or vote over the internet, you are responsible for any internet access charges you may incur.

2. WHAT IS A PROXY?

A Proxy is your legal designation of another person to vote the shares of Common Stock you own. That other person is called a “proxy.” If you designate someone as your proxy in a written document, that document also is called a Proxy or a Proxy Card.

Jack E. Jerrett and Michele Miller, each of whom are officers of the Company, have been designated as proxies by the Board of Directors for the Annual Meeting.

3. WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The record date for the Annual Meeting is March 28, 2019 (the “record date”). The record date is established by the Board as required by Delaware law. Only stockholders of record at the close of business on the record date are entitled to:

(a)	receive notice of the Annual Meeting; and
(b)	vote at the meeting and any adjournment(s) or postponement(s) of the meeting.

Each stockholder of record on the record date is entitled to one vote for each share of Common Stock held. On the record date, there were 62,050,806 shares of our Common

Stock outstanding and entitled to vote at the Annual Meeting.

A list of stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the meeting at our principal executive offices at 220 East First Street, Bethlehem, PA 18015, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/OSUR2019 when you enter the control number provided in the Notice sent to you.

4. WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A STOCKHOLDER WHO HOLDS STOCK IN STREET NAME?

If your shares of stock are registered in your name on the books and records of our transfer agent, Computershare, Inc., you are a stockholder of record.

If your shares of stock are held for you in the name of your broker, bank or other nominee, your shares are held in street name. The answer to Question 7 describes brokers’ discretionary voting authority and when your broker, bank or other nominee is permitted to vote your shares of stock without instructions from you.

It is important that you vote your shares if you are a stockholder of record and, if you hold shares in street name, that you provide appropriate voting instructions to your broker, bank or other nominee as discussed in the answer to Question 7.

5. HOW CAN I VOTE MY SHARES FOR THE ANNUAL MEETING?

All stockholders have a choice of voting via the internet, over the telephone or by completing and mailing a paper Proxy Card, as described below.

Voting via the Internet or by Telephone.    Stockholders of record desiring to vote online via the internet or by telephone prior to the Annual Meeting, should go to www.proxyvote.com or call the toll free number indicated on the Proxy Card or Notice. You may vote via the internet or by telephone provided you do so by 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on May 20, 2019. Stockholders who attend the Annual Meeting via the internet may vote their shares at that time up to and during the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/OSUR2019.

Street name holders may vote via the internet or by telephone if their brokers, banks or other nominees make those methods available. If that is the case, each broker, bank or nominee will include instructions with the Notice or Proxy Statement.

The telephone and internet voting procedures, including the use of control numbers, are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly.

If you vote via the internet, you should understand that you will be responsible for any costs associated with this method of voting, such as usage charges from internet access providers and telephone companies.

Voting by Mail.    If you desire to vote prior to the Annual Meeting by using a paper Proxy Card instead of by telephone or via the internet, you will need to either print a copy of the Proxy Card from the website indicated in your Notice or follow the instructions in your Notice to request that a paper copy be sent to you. You will then need to complete, sign, date and return the Proxy Card, as described on the Proxy Card. Street name holders should complete and return the voting card provided by their broker, bank or nominee.

Voting at the Annual Meeting.    All stockholders of record may vote online during the Annual Meeting, as described above. Submitting a Proxy via the internet, over the telephone or by mail will not affect your right to withdraw your Proxy and vote during the Annual Meeting.

6. HOW WILL MY SHARES BE VOTED IF I SEND IN A PROXY?

If you are represented by a properly executed Proxy, whether delivered by phone, the internet or mail, your shares will be voted in accordance with your instructions.

If you do not provide instructions with your Proxy, your shares will be voted according to the recommendations of our Board as stated on the Proxy.

7. WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

Stockholders of Record:    If you are a stockholder of record, your shares will not be voted if you do not provide your Proxy, unless you vote online during the Annual Meeting. It is, therefore, important that you vote your shares.

Street Name Holders:    If your shares are held in street name and you do not provide your signed and dated voting instruction form to your bank, broker or other nominee, your shares may be voted by your broker, bank or other nominee but only under certain circumstances. Specifically, under rules of the NASDAQ Stock Exchange (“NASDAQ”), shares held in the name of your broker, bank or other nominee may be voted by your broker, bank or other nominee on certain “routine” matters if you do not provide voting instructions.

At the upcoming Annual Meeting, only the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is considered a “routine” matter for which brokers, banks or other nominees may vote uninstructed shares. The other proposals to be voted on at our Annual Meeting (specifically, the election of Director nominees and the advisory vote to approve the compensation of the Company’s NEO’s) are not considered “routine” under NASDAQ rules, so the broker, bank or other nominee cannot vote your shares on any of these proposals unless you provide to the broker, bank or other nominee voting instructions for each of these matters. If you do not provide voting instructions on these matters, your shares will not be voted on the matter, which is referred to as a “broker non-vote.” It is, therefore, important that you vote your shares.

8. HOW MANY SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

Your shares are counted as present at the meeting if you attend the meeting and vote online or if you properly return a Proxy by internet, telephone or mail. In order for us to conduct our Annual Meeting, a majority of our outstanding shares of Common Stock as of the March 28, 2019 record date, must be present online or by Proxy at the meeting. This is referred to as a quorum. Broker non-votes, votes withheld and abstentions are included in determining whether there are a sufficient number of shares present to constitute a quorum.

9. HOW CAN I REVOKE A PROXY?

You can revoke a Proxy before the completion of voting at the Annual Meeting by:

(a)	Giving written notice to the Corporate Secretary of the Company to revoke your Proxy; or
(b)	Delivering a later-dated Proxy that indicates the change in your vote; or
(c)

Logging on to www.proxyvote.com in the same manner you would to submit your Proxy electronically or calling the telephone number indicated in your Notice, and in each case, following the instructions to revoke or change your vote; or

(d)	Attending the Annual Meeting online and voting, which will automatically cancel any Proxy previously given. Attendance alone will not revoke any Proxy that you have given previously.

If you choose any of the first three methods, you must take the described action no later than 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on May 20, 2019. Once voting on a particular matter is completed at the Annual Meeting, you will not be able to revoke your Proxy or change your vote. If your shares are held in street name by a broker or other nominee, you must contact that institution to change or revoke your vote.

10. WHAT ITEMS WILL BE VOTED ON AT THE ANNUAL MEETING?

At the Annual Meeting, action will be taken on the matters set forth in the accompanying Notice and described in this Proxy Statement. The Board knows of no other matters to be presented for action at the Annual Meeting.

If any other matters do properly come before the Annual Meeting, the persons named in the Proxy Card will have discretionary authority to vote on those matters in accordance with their best judgment.

11. WHO WILL PAY THE COST OF THIS PROXY SOLICITATION?

Solicitation of Proxies is made on behalf of the Board. The cost of soliciting Proxies will be borne by the Company. In addition to solicitations by e-proxy and/or by mail, certain of our Directors, officers and regular employees may solicit

Proxies personally or by telephone or other means without additional compensation.

We have also engaged Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902, to provide proxy solicitation services at an estimated fee of $7,500 plus expenses. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons, and we will, upon request, reimburse them for their reasonable expenses in so doing.

12. HOW CAN I PARTICIPATE IN THE ANNUAL MEETING?

This year’s Annual Meeting will be a completely virtual meeting of stockholders, and will be conducted via live webcast on the Internet. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on March 28, 2019, the record date for the meeting, or if you hold a valid Proxy for the Annual Meeting.

You will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/OSUR2019.

To participate in the Annual Meeting, you will need the control number that is included on your Notice, on our proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting will begin promptly at 10:00 a.m. Eastern Time, and you should allow ample time to complete the online check-in procedures.

13. WHAT IF I HAVE TECHNICAL DIFFICULTIES OR TROUBLE VIEWING THE VIRTUAL MEETING

We have technicians ready to assist you with any technical difficulties during the virtual Annual Meeting.  If you encounter any difficulties accessing the virtual meeting or during the meeting, please call one of the following numbers:

Domestic:  (800) 586-1548

International:  (303) 562-9288

14. ARE VOTES CONFIDENTIAL?

We will continue our long-standing practice of holding the votes of each stockholder in confidence from Directors, officers and employees, except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in the case of a contested proxy solicitation; (c) if a stockholder makes a written comment on the Proxy Card or otherwise communicates his or her vote to the Company; or (d) as needed to allow the independent inspectors of election to certify the results of the vote.

15. WHO COUNTS THE VOTES?

We will continue, as we have for many years, to retain an independent inspector of election to receive and tabulate the Proxies and certify the results. These activities will be handled electronically.

16. MAY STOCKHOLDERS ASK QUESTIONS AT THE ANNUAL MEETING?

Yes. The Chairman of the Board will answer stockholders’ written questions submitted during the question and answer period of the meeting. Stockholders should confine their questions to matters that relate to the business of the meeting. The Chairman will determine which questions are appropriate to answer during the meeting.

We reserve the right to edit or reject any questions we deem profane or otherwise inappropriate.  Detailed guidelines for submitting written questions during the meeting are available at www.virtualshareholdermeeting.com/OSUR2019.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

               The following table sets forth information, as of March 28, 2019, regarding the beneficial ownership of the Company’s Common Stock by (a) each person who is known by us to be the beneficial owner of more than five percent of the Common Stock outstanding; (b) each Director and nominee for election as Director; (c) each of our executive officers named in the Summary Compensation Table in this Proxy Statement (except for Messrs. Michels and Spair who have retired from the Company); and (d) all of our Directors and executive officers as a group. Unless otherwise indicated, the address of each person identified below is c/o OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015.

               Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock which a person has a right to acquire pursuant to the exercise of stock options held by that person that are exercisable within 60 days of March 28, 2019 are deemed to be outstanding for the purpose of computing the ownership percentage of that person, but are not deemed outstanding for computing the ownership percentage of any other person.

Name and Address of Beneficial Owner	Amount and Nature of the Beneficial Ownership[1,2]	Percent of Class
Black Rock, Inc.[3] 40 East 52nd Street New York, NY 10022	8,902,252	14.4%
Renaissance Technologies, LLC[4] 800 Third Avenue New York, NY 10022	4,149,803	6.7%
The Vanguard Group[5] 100 Vanguard Blvd. Malvern, PA 19355	3,836,377	6.2%
Alger Associates, Inc.[6] 360 Park Avenue South New York, NY 10010	3,407,426	5.5%
Anthony Zezzo II	304,943	*
Stephen S. Tang, Ph.D.	135,627	*
Jack E. Jerrett	101,942	*
Michael Celano	68,978	*
Eamonn P. Hobbs	59,471	*
Charles W. Patrick	54,298	*
Mara Aspinall	49,477	*
Roberto Cuca	38,934	*
Brian Smith	34,940	*
Aradhana Sarin, M.D.	31,144	*
Ronny B. Lancaster	10,520	*
All Directors and executive officers as a group (14 people)	1,041,903	1.7%

*	Less than 1%
[1]	Subject to community property laws where applicable, beneficial ownership consists of sole voting and investment power except as otherwise indicated.
[2]

Includes shares subject to options exercisable within 60 days of March 28, 2019, as follows: Mr. Zezzo, 121,333 shares; Dr. Tang, 16,667 shares; Mr. Jerrett, 20,057 shares; Mr. Celano, 21,666 shares; Mr. Hobbs, 40,000 shares; Ms. Aspinall, 38,333 shares; Mr. Smith, 9,850 shares; and Dr. Sarin, 25,000 shares; and all Directors and executive officers as a group, 321,194 shares. Also includes unvested RS, as follows:  Mr. Zezzo, 33,502 shares; Dr. Tang, 84,988 shares; Mr. Jerrett, 29,344 shares; Mr. Celano, 7,762 shares; Mr. Hobbs, 6,144 shares; Mr. Patrick, 6,144 shares; Ms. Aspinall, 6,144 shares; Mr. Cuca, 38,934 shares; Mr. Smith, 33,078 shares; Dr. Sarin, 6,144 shares; and Mr. Lancaster, 6,144 shares; and all Directors and executive officers as a group, 305,951 shares. Does not include unvested PRUs.

[3]

Based on information contained in a Schedule 13G/A filed January 31, 2019. The filing person has sole voting power with respect to 8,771,335 shares and sole dispositive power with respect to 8,902,252 shares.

[4]

Based on information contained in a Schedule 13G/A filed February 13, 2019.  The filing persons have sole voting power with respect to 3,980,887 shares, sole dispositive power with respect to 3,985,171 shares and shared dispositive power with respect to 164,632 shares.

5 Based on information contained in a schedule 13G/A filed February 11, 2019.  The filing person has sole voting power with respect to 120,352 shares, shared voting power with respect to 4,900 shares, sole dispositive power with respect to 3,715,825 shares and shared dispositive power with respect to 120,552 shares.

[6]	Based on information contained in a Schedule 13G filed February 14, 2019. The filing persons have sole voting and dispositive power with respect to the indicated shares.

CORPORATE GOVERNANCE

BOARD RESPONSIBILITIES, OPERATION AND COMPOSITION

               The primary responsibility of the Board of Directors is to promote the long-term success of the Company. In fulfilling this role, each Director must exhibit good faith business judgment as to what is in the best interests of the Company. The Board is responsible for establishing broad corporate policies, setting strategic direction and overseeing management. The Company’s management is responsible for the day-to-day operations of the Company.

               The Board is divided into three classes with each class consisting of one-third of the total number of Directors on the Board. At each Annual Meeting of Stockholders, the nominees for the class of Directors whose term is expiring at that annual meeting are elected for a three-year term. A Director holds office until the Annual Meeting of Stockholders for the year in which his or her term expires or until his or her successor is elected and duly qualified, subject to prior death, resignation, retirement, disqualification or removal. Each nominee for election at the Annual Meeting currently serves as a Director.

               The Board typically holds regular meetings in February, May, August and November of each year, with special meetings held as needed. The Board’s organizational meeting follows the Annual Meeting of Stockholders. The Board meets in executive session at all regularly scheduled meetings. The Board held 12 meetings and acted by written consent on five (5) occasions during the fiscal year ended December 31, 2018. Each member of the board attended more than 75 percent of the combined total of meetings of the Board and of the Committees of the Board on which such member served during the period in the year in which he or she served as a Director.

The Board holds four regularly scheduled meetings each year and special meetings as needed. Directors attended greater than 75% of all Board and Committee meetings during 2018.

GOVERNANCE GUIDELINES AND CODE OF CONDUCT

               The Board has adopted Corporate Governance Principles which, along with the Charters for each of its Committees and the Company’s Code of Business Conduct and Ethics, provide a framework for the governance of the Company. The Company’s Corporate Governance Principles address matters such as the responsibilities and composition of the Board, Director independence and the conduct of Board and Committee meetings. The Company’s Code of Business Conduct and Ethics sets forth guiding principles of business ethics and certain legal requirements applicable to all Company employees and non-employee Directors. Copies of the current Corporate Governance Principles and Code of Business Conduct and Ethics are available on the Company’s website, www.orasure.com.

We operate under a Code of Business Conduct and Ethics and Corporate Governance Principles, which apply to all employees and non-employee Board members.

INDEPENDENT BOARD CHAIRMAN

The positions of Chairman of the Board and CEO of the Company are held by different individuals, with the Chairman being independent of management.

Currently, the Company’s Chief Executive Officer does not hold the position of Chairman of the Board as the Company believes it is appropriate for the Board to be led by an individual who is independent of management. Stephen S. Tang, Ph.D., became the Company’s new President and CEO on April 1, 2018 following the retirement of Douglas A. Michels on March 31, 2018. Prior to that time, Dr. Tang served as Chairman of the Board.  Concurrently with his new appointment, Dr. Tang resigned as Chairman of the Board and Michael Celano, who has been a Director since 2006, became our new Board Chairman.

               The Board has carefully considered its leadership structure and believes at this time that the Company and its stockholders are best served by having the positions of Chairman and Chief Executive Officer filled by different individuals. This allows the Chief Executive Officer to, among other things, focus on the Company’s day-to-day business, while allowing the Chairman to lead the Board in its fundamental role of providing strategic advice and oversight of management. In the future, however, the Board may reconsider whether its Chief Executive Officer should also serve as Board Chairman or may elect to rotate the position of Board Chairman to other independent Directors.

DIRECTOR INDEPENDENCE

               Our Corporate Governance Guidelines require, among other things, that a majority of the members of the Board meet the independence requirements of the SEC and NASDAQ, on which our Common Stock is listed. Each year our Board, with assistance from the Nominating and Corporate Governance Committee, conducts a review of Director independence. The most recent annual review occurred in the first quarter of 2019, during which the Board considered transactions and  relationships, if any, between each Director and any member of such Director’s immediate family

A majority of our Directors are independent as required under applicable SEC and NASDAQ rules. All standing Board Committees consist of independent Directors.

and the Company. As a result of this review, the Board determined that Mara Aspinall, Michael Celano, Eamonn P. Hobbs, Ronny B. Lancaster, Charles W. Patrick and Aradhana Sarin, M.D., are “independent,” as that term is defined in the applicable rules of NASDAQ and the SEC. Stephen S. Tang, Ph.D., was determined by the Board not to be independent because he is currently an executive officer employed by the Company. Based on the foregoing, the Board of Directors is comprised of a majority of independent Directors. All standing Committees of the Board are also comprised solely of independent Directors.

OVERSIGHT OF RISK MANAGEMENT

               As part of its oversight of the Company’s operations, the Board and Audit Committee monitor the management of risks by the Company’s executives. The Audit Committee reviews the risks that the Company may face and receives reports from senior management on the nature of these risks and the procedures and processes in place to manage and mitigate such risks. Substantive areas of risk reviewed by the Audit Committee include financial, legal, regulatory, operational, information technology, cybersecurity and employment matters. The Audit Committee provides a report to the full Board on the matters covered during each of its meetings, including

The Board and Audit Committee monitor the major risks facing the Company and the procedures and processes implemented by management to mitigate those risks.

its risk monitoring activities. In addition, senior management provides periodic reports to the full Board on the major risks facing the Company and the processes and procedures in place to manage such risks. Management also conducts a risk assessment of the Company’s compensation policies and practices, including its executive compensation program, as described in greater detail in the Section of this Proxy Statement entitled, “Compensation Committee Matters.”

ANNUAL MEETING ATTENDANCE AND STOCKHOLDER COMMUNICATIONS

               The Board has approved a policy concerning Board members’ attendance at our Annual Meeting of Stockholders and a process for security holders to send communications to members of the Board. A description of the Board’s policy on annual meeting attendance is provided on our website, at www.orasure.com. As a general matter, each Board member is required to attend each Annual Meeting of Stockholders. Our 2018 Annual Meeting was attended by all members of the Board.

               Security holders may communicate with the Board by sending their communications to OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Corporate Secretary, fax: (610) 882-2275, email: corporatesecretary@orasure.com.

All Board members are required to attend each Annual Meeting of Stockholders. The entire Board attended the 2018 Annual Meeting.

COMMITTEES OF THE BOARD

               The Board currently has three standing committees - the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Members of these committees are each “independent,” as defined in the Exchange Act and NASDAQ rules applicable to such Committees. In addition, the Board has determined that Michael Celano is an “audit committee financial expert,” as that term is defined by applicable rules of the SEC. Each committee operates pursuant to a written charter, copies of which are available on our website, at www.orasure.com. Additional information on each standing committee is provided below:

AUDIT COMMITTEE
Committee Members:*

Responsibilities:

•      Oversees accounting and financial reporting process, internal controls and audits.

•      Consults with management and the Company’s independent registered public accounting firm on, among other items, matters related to the annual audits, the published financial statements and the accounting principles applied.

•      Appoints, evaluates and retains our independent registered public accounting firm.

•      Responsible for the compensation, termination and oversight of our independent registered public accounting firm.

•      Evaluates the independent registered public accounting firm’s qualifications, performance and independence.

•      Approves all services provided by the independent registered public accounting firm.

•      Monitors the Company’s major risk exposures and reviews risk assessment and mitigation policies.

•      Maintains procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

Aradhana Sarin, M.D.	(C, I)
Mara G. Aspinall	(I)
Michael Celano	(, I)
Charles W. Patrick.	(I)
Number of Meetings during fiscal 2018: 9

C – Committee Chair

– Determined by the Board to be an audit committee financial expert as defined under applicable SEC Rules.

I – Determined by the Board to be independent under applicable SEC and NASDAQ rules.

*- Eamonn P. Hobbs served on the Audit Committee during 2018.  In February 2019, Mr. Hobbs left the Audit Committee and joined the Nominating and Corporate Governance Committee, where he currently serves as Chairman.

COMPENSATION COMMITTEE
Committee Members:

Responsibilities:

•      Oversees compensation for executives and non-employee Directors.

•      Reviews and recommends to the Board for approval the performance criteria and goals and objectives for CEO compensation.

•      In consultation with other independent non-employee Directors, evaluates the CEO’s annual performance.

•      Evaluates and recommends to the Board for approval the CEO’s compensation.

•      In consultation with the CEO, reviews and approves the compensation of other executive officers.

•      Establishes performance measures and goals and evaluates the attainment of such goals under performance-based incentive compensation plans.

•      Reviews compensation and benefits issues.

•      Reviews and recommends for Board approval, the terms of any employment or retirement agreements between the Company and each executive officer.

•      Periodically reviews and administers the Company’s Compensation Recoupment Policy for executive officers and non-employee Directors.

•      Reviews compliance with the Company’s Stock Ownership Guidelines.

Ronny B. Lancaster	(C, I)
Mara G. Aspinall	(I)
Michael Celano	(I)
Eamonn P. Hobbs	(I)
Number of Meetings during fiscal 2018: 7

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Committee Members:

Responsibilities:

•      Identifies, evaluates and recommends candidates for nomination or re-election to the Board.

•      Reviewsand makes recommendations to the Board on the range of skills, qualifications and expertise required for service as a Director.

•      Reviewsand recommends for Board approval the appropriate structure of the Board.

•      Reviews and recommends for Board approval the appropriate structure of Board committees, and recommends committee assignments and candidates for the position of Chairman of each committee.

•      Develops and recommends for Board approval a set of Corporate Governance Guidelines and a Code of Business Conduct and Ethics, and procedures for the implementation thereof.

•      Periodically reviews and recommends for Board approval the Board’s leadership structure, including whether the same person should serve as both CEO and Chairman of the Board.

•      Assists in the development of succession plans for the Company’s CEO and other executives.

•      Assists the Board in evaluating the independence of individual Directors for purposes of Board and committee service.

•      Develops and implements an annual self-evaluation process for the Board and its committees

Eamonn P. Hobbs*	(C, I)
Ronny B. Lancaster	(I)
Charles W. Patrick	(I)
Aradhana Sarin, M.D.	(I)
Number of Meetings during fiscal 2018: 4

C – Committee Chair

– Determined by the Board to be an audit committee financial expert as defined under applicable SEC Rules.

I – Determined by the Board to be independent under applicable SEC and NASDAQ rules.

* – Mr. Hobbs joined the Nominating and Corporate Governance Committee and was appointed as Chairman of the Committee in February 2019.

NOMINATION OF DIRECTORS

               Our Bylaws provide that nominations for election to the Board may be made by the Board or by any stockholder entitled to vote for the election of Directors at the Annual Meeting. A stockholder’s notice of nomination must be made in writing to the Company’s Corporate Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, in the event that less than one hundred

Stockholders can nominate individuals to serve on the Board by following the procedures described in the Company’s Bylaws.

(100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, in order for notice by the stockholder to be timely, notice must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Corporate Secretary must set forth, with respect to the nominee, the name, age, business address, residence address, principal occupation or employment of the person, the class and number of shares of capital stock of the Company which are beneficially owned by the person, and any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Exchange Act.  The notice must also include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (i) the name and address of the stockholder and such beneficial owner; (ii) the class and number of shares of capital stock of the Company which are held of record or beneficially owned by such stockholder and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital stock of the Company of such stockholder and beneficial owner, including without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, profit sharing arrangement or borrowed or loaned shares; (iii) a description of any arrangements or understandings between such stockholder and beneficial owner and each proposed nominee and any other person (including their names) pursuant to which the nomination(s) are to be made by such stockholder and such beneficial owner or with respect to actions to be proposed or taken by such nominee if elected as a Director; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors, or may otherwise be required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. We may also require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a Director of the Company.

               The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Candidates recommended by stockholders will be considered by the Nominating and Corporate Governance Committee in the same manner as candidates recommended by other sources, but only if the stockholder makes a recommendation in accordance with the advance notification provisions set forth in the Company’s Bylaws.

In response to feedback from our stockholders, in February 2018 the Board approved a majority voting standard for uncontested elections of Directors.

               During the past several years, our stockholders have indicated a desire for us to adopt a majority voting standard for the election of Directors. Our Board regularly reviews governance matters and majority voting is a governance practice that the Board had been considering for some time. In February 2018, the Board approved an amendment to our Bylaws adopting a majority voting standard for uncontested elections of Directors. Following this amendment, a plurality voting standard will remain in place for contested elections of Directors. The adoption of a majority voting standard is, in the Board’s view, an appropriate corporate governance practice that is responsive to the express input we have received from our stockholders.

DIRECTOR QUALIFICATIONS

The Board considers diversity, including personal factor such as race and gender, and other relevant factors in evaluating Director candidates.  In determining whether incumbent Directors will be nominated for re-election, we evaluate the individual’s background, experience and prior service as a Director.

               Although there is no formal policy governing Board diversity, the Nominating and Corporate Governance Committee considers diversity as one of many factors in identifying new candidates for the Board. Such diversity includes personal characteristics such as race and gender as well as diversity in background and skills and experience that relate to our Board’s performance of its responsibilities.  The Nominating and Corporate Governance Committee does not assign specific weight to any particular criteria when reviewing candidates and may not apply the same criteria to all prospective nominees.

INSIDER TRADING

Our Insider Trading Policy prohibits trading by Directors, executive officers or employees who are in possession of material nonpublic information about the Company.

               We have a policy designed to prevent any trading in the Company’s Common Stock or other securities by Directors, executive officers and all other employees of the Company and its affiliates while such person is in possession of material nonpublic information. The policy prohibits trading in the Company’s securities on the basis of material nonpublic information, requires preapproval of transactions in Company securities for Directors, executive officers and all other employees and establishes regular trading windows after each calendar quarter following the Company’s announcement of its quarterly financial results.

PROHIBITION AGAINST SHORT SALES, HEDGING AND PLEDGING

               We believe it is inappropriate for any employee of the Company or its affiliates or any member of the Board to engage in short-term or speculative transactions involving Company securities, including entering into financial instruments or engaging in other transactions that hedge or offset, or that are designed to hedge or offset, any decrease in the market value of our Common Stock. As a result, our insider trading policy prohibits Directors, executive officers and all other employees from entering into transactions involving our Common Stock, such as short sales, the buying or selling of puts or calls, the purchase of securities on margin, prepaid variable forward contracts, equity swaps, collars, exchange funds and other similar financial instruments. Our policy also prohibits employees and Directors from pledging shares of our Common Stock as collateral.

We have implemented several governance policies related to our Common Stock. Our policies prohibit short-term, speculative transactions in our stock, such as hedging, pledging and short sales.

STOCK OWNERSHIP AND RETENTION GUIDELINES

We have implemented stock ownership and retention guidelines for our CEO, other executives and members of the Board.

               The Board has adopted stock ownership and retention guidelines applicable to the Company’s President and CEO, our CFO and all other executive officers and all non-employee members of the Board. Under these guidelines, the covered individuals must meet the following ownership requirements, expressed either as a multiple of base salary (in the case of Company officers) or annual cash fees (in the case of Board members):

Covered Individual	Multiple of Base Salary or Director Fees
President and Chief Executive Officer	6x
Chief Financial Officer	2x
Other Executive Officers	1x
Non-Employee Directors	1x

               Any individual who was covered by the guidelines at the time of adoption or who becomes subject to the guidelines following adoption is required to meet the guidelines within five years. Any individual already subject to the guidelines who becomes subject to a higher ownership requirement, due to a promotion, a further amendment to the guidelines or an increase in compensation, is required to meet the new ownership requirement within five years following the effective date of promotion, change in compensation or guideline amendment. In determining whether an individual meets the required ownership requirement, shares owned directly or indirectly, restricted stock (including both time and performance vested) and shares deferred under our deferred compensation plan will be counted. Compliance will be determined as of December 31 of each fiscal year. The guidelines also require each covered individual to retain at least 50% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the individual’s holdings of Common Stock equal or exceed the applicable ownership requirement. As of December 31, 2018, all covered officers and non-employee Directors were in compliance with the stock ownership guidelines.

AUDIT COMMITTEE MATTERS

REPORT OF THE AUDIT COMMITTEE FOR THE YEAR ENDED DECEMBER 31, 2018

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to liability under that Section. This report shall not be deemed “incorporated by reference” into any document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee management’s conduct of the Company’s financial reporting process, including monitoring (1) the participation of management and the outside independent registered public accounting firm in the financial reporting process, (2) the Company’s systems of internal accounting and financial controls, (3) the annual independent audit of the Company’s financial statements and (4) the qualifications, independence and performance of the outside independent registered public accounting firm. The Audit Committee selects the Company’s outside independent registered public accounting firm, and once selected, the outside independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the outside independent registered public accounting firm. The Audit Committee is composed of five (5) non-employee directors and operates pursuant to a Charter that was last amended and restated by the Board on February 20, 2018 (which can be found on the Company’s website at www.orasure.com).

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management, which included a discussion of not only the quality, but also the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee met with the independent registered public accounting firm, with and without management, to discuss the results of their audit and their judgments regarding the Company’s accounting policies. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed under applicable standards, including those in Public Company Accounting Oversight Board Auditing Standard No. 16, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board as currently in effect, has considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the firm’s independence and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee’s Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC and selected KPMG LLP as the independent registered public accounting firm for fiscal year 2019. The Board is recommending that stockholders ratify that selection at the Annual Meeting.

Submitted by the Audit Committee of the Company’s Board of Directors:

Aradhana Sarin, M.D., Chairman

Mara G. Aspinall

Michael Celano

Charles W. Patrick

February 25, 2019

AUDIT FEES; AUDIT RELATED FEES; TAX FEES; ALL OTHER FEES

The following table presents fees for professional audit services rendered by KPMG LLP (i) for the audits of our annual consolidated financial statements and review of the financial statements in our Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2018 and 2017, and (ii) for the audits of our internal control over financial reporting as of December 31, 2018 and 2017. The following table also includes fees billed for other services rendered by KPMG:

	2018	2017
Audit fees[1]	$749,000	$727,750
Audit-related fees[2]	$217,335	$22,250
Tax fees[3]	$272,224	$150,212
All other fees[4]	-	$45,140
Total fees	$1,238,559	$945,352

[1]

Includes fees related to the audits of our consolidated annual financial statements, interim reviews of our quarterly financial statements and audits of our internal control over financial reporting for each indicated year.

[2]

Includes fees for (i) preparation of a written consent for a Universal Shelf Registration Statement on Form S-3 and consulting on two acquisitions in 2018 and (ii) preparation of a written consent for a Registration Statement on Form S-8 and consulting on miscellaneous accounting matters in 2017.

[3]	During the fiscal years ended December 31, 2018 and 2017, KPMG was engaged to provide tax compliance, planning and consulting services.
[4]	Includes fees related to consulting on proposed executive retirement packages during 2017.

PRE-APPROVAL PROCEDURES

The Audit Committee has adopted a general practice of pre-approving all audit and non-audit services provided to the Company by our independent registered public accounting firm. The Chairman of the Audit Committee has been delegated the authority to pre-approve audit and non-audit services having an aggregate value of up to $25,000 between meetings of the Audit Committee, provided that such pre-approval is communicated to the Audit Committee at its next scheduled meeting. All services by KPMG in 2018 and 2017 were approved in accordance with these practices.

COMPENSATION COMMITTEE MATTERS

The Compensation Committee assists the Board in developing and managing the compensation provided to executive officers of the Company and non-employee members of the Board. The Compensation Committee is responsible for developing and overseeing the implementation of the Company’s compensation philosophy and for setting executive compensation at levels that are sufficiently competitive so that the Company can attract, retain, motivate and reward high quality executives who can contribute to the Company’s success.

COMPENSATION PROCESS AND PROCEDURES

Compensation for executives is established by the Compensation Committee in accordance with the compensation philosophy established under its charter as set forth in the CD&A Section of this Proxy Statement. In setting executive compensation, the Compensation Committee considers the Company’s and each executive’s performance against previously established objectives, internal pay equity, the compensation practices of the Company’s peer group (set forth in the CD&A) (“Peer Group”), the Company’s industry position and general industry compensation data. The Compensation Committee periodically retains independent compensation consultants to review our executive compensation practices and to assist in establishing competitive compensation levels for our executives.

ANNUAL PERFORMANCE EVALUATIONS

On an annual basis, the Compensation Committee and other non-employee Directors evaluate the performance of the CEO and, while Mr. Spair was with the Company, the CFO/Chief Operating Officer (“COO”) (prior to Mr. Spair’s retirement), based on the overall performance of the Company. The CEO also evaluates the performance of the other NEOs (including the CFO following Mr. Spair’s retirement) against their respective predetermined performance objectives. Annual performance objectives for the NEOs are established at the beginning of the applicable year and generally include two parts: (1) the Company’s overall target financial objectives, and (2) individual objectives in the functional areas for which the executive is responsible. For each NEO, these objectives are then weighted to reflect their relative importance to the Company and the executive’s functional responsibilities.

Depending on the Company’s overall performance and the extent to which an executive achieves his or her individual objectives for a particular year, the executive will be rated as “Does Not Meet,” “Does Not Consistently Meet,” “Meets Expectations,” “Exceeds Expectations” or “Outstanding.” On occasion, a blended rating such as “Meets/Exceeds” or “High Meets” will be used to indicate performance in between the foregoing performance rating levels. The Compensation Committee uses the performance ratings and other factors to determine base salary adjustments, incentive cash bonuses and long-term incentive equity awards.

The Board and Compensation Committee did not apply specific performance rating levels to Mr. Michels or Mr. Spair when they were employed by the Company, because their performance was based on the overall performance of the Company.  In evaluating Dr. Tang’s and Mr. Cuca’s performance for 2018, the Board and Compensation Committee have returned to the practice of using performance ratings in setting compensation for our CEO and CFO, even though Dr. Tang’s performance continues to be based primarily on the Company’s overall performance.

ROLE OF THE COMPENSATION COMMITTEE

The Compensation Committee is comprised of independent non-employee Directors who oversee our executive compensation program. Each year, the Compensation Committee determines or recommends the appropriate level of compensation for all NEOs. As an initial guideline, the Compensation Committee sets the total direct compensation opportunity (base salary, annual incentive bonus target, and long-term incentive equity target) for each of our executive officers within a range around the 50th percentile of comparable medical diagnostics and healthcare companies. The variation of actual pay relative to the market data is dependent on the executive officer’s performance, experience, knowledge, skills, level of responsibility, potential to impact our performance and future success, and the need to retain and motivate strategic talent.

The Compensation Committee generally determines an executive officer’s compensation based upon the objectives of our executive compensation program. The Compensation Committee makes compensation recommendations to the Board for the CEO and approves decisions for the other NEOs after careful review and analysis of appropriate performance information and market compensation data. Compensation for the CEO is approved by the independent members of the Board of Directors.

Beyond determining and recommending specific compensation for the NEOs, the Compensation Committee works with executive management to review and adjust compensation policies and practices to remain consistent with the Company’s values and philosophy, support the recruitment and retention of executive talent, and help the Company achieve its business objectives.  The Compensation Committee also determines a market-based level of compensation for non-employee Directors.

ROLE OF THE CEO

The CEO provides performance assessments and recommendations to the Compensation Committee on the total direct compensation for each executive. The CEO’s recommendations are based on his review of each executive’s performance, job responsibilities, importance to our overall business strategy, and our compensation philosophy. Although the CEO’s recommendations are given significant weight, the Compensation Committee retains full discretion when determining compensation.

ROLE OF THE COMPENSATION CONSULTANT

To assist in the review of executive compensation and to obtain information regarding market trends and governance best practices, the Compensation Committee engages independent executive compensation consultants to analyze our executive compensation structure and plan designs, and to assess whether the compensation program is competitive and supports our goal of aligning the interests of our executive officers with those of our stockholders. Such consultants also provide the Compensation Committee with the Peer Group and other market data that is discussed in the CD&A, which the Compensation Committee evaluates when determining compensation for executive officers. In connection with its 2018 year-end compensation decisions, the Compensation Committee engaged Pay Governance LLC (“Pay Governance”) to provide market assessments of the target compensation for our executives, to assist in updating the Peer Group of companies we use for compensation benchmarking purposes and to consult on the preparation of this Proxy Statement. During 2018, Pay Governance also assisted the Compensation Committee in determining market-based compensation terms for the employment agreements entered into with Dr. Tang and Mr. Cuca and the retirement agreements entered into with Mr. Michels and Mr. Spair and has been engaged to provide a market-based assessment of non-employee Director compensation.

The Compensation Committee has the sole authority to approve any independent compensation consultant’s fees and terms of engagement. The Compensation Committee annually reviews its relationship with each consultant to ensure executive compensation consulting independence. The process in 2018 included a review of the services Pay Governance provides, the quality of those services, and the fees associated with the services during the fiscal year as well as consideration of the factors impacting independence that NASDAQ rules require and a review of Pay Governance’s independence policy. The Compensation Committee concluded that there were no conflicts of interest that prevented Pay Governance from serving as an independent consultant to the Compensation Committee on executive compensation matters.

TALLY SHEETS

In determining annual compensation, the Compensation Committee reviews tally sheets for each executive. Tally sheets set forth the dollar amounts of all components of each NEO’s current compensation, including salary, incentive cash bonus, incentive equity awards, potential termination payments and other benefits deemed relevant by the Compensation Committee. These tally sheets allow the Compensation Committee to review how a change in the amount of each compensation component affects each executive’s total compensation and to consider each executive’s compensation in the aggregate. Included in each tally sheet is the estimated amount of severance and other benefits payable to the executive under various termination scenarios. Tally sheets are utilized by the Compensation Committee to establish aggregate compensation for our executives which the Compensation Committee believes to be reasonable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mara G. Aspinall, Michael Celano, Eamonn P. Hobbs and Ronny B. Lancaster each served as members of the Compensation Committee during 2018, with Mr. Lancaster serving as Chairman. None of these Directors has served or is currently serving as an officer or employee of the Company, nor have they engaged in any transactions involving the Company which would require disclosure as a transaction with a related person. There are no Compensation Committee interlocks between the Company and any other entity involving the Company’s or such entity’s executive officers or board members.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. This report shall not be deemed to be “incorporated by reference” into any document filed under the Securities Act or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The Compensation Committee of OraSure Technologies, Inc. has reviewed and discussed with the Company’s management the Section entitled, “Compensation Discussion and Analysis,” contained in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the foregoing Compensation Discussion and Analysis be included in the Company’s 2018 Annual Report on Form 10-K Report and Proxy Statement for the 2019 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE:

Ronny B. Lancaster, Chairman

Mara G. Aspinall

Michael Celano

Eamonn P. Hobbs

April 4, 2019

EXECUTIVE OFFICERS

The table below provides information about the executive officers of the Company as of March 28, 2019. Officers of the Company hold office at the discretion of the Board.

Name	Age	Position
Stephen S. Tang	58	President and Chief Executive Officer
Roberto Cuca	51	Chief Financial Officer
Anthony Zezzo II	65	Executive Vice President, Business Unit Leader, Infectious Disease
Brian Smith[1]	60	Vice Chairman and Executive Vice President, Innovation
Kathleen G. Weber[1]	52	Executive Vice President, Business Unit Leader, Molecular Solutions
Jack E. Jerrett	60	Senior Vice President, General Counsel and Secretary
Michael Reed, Ph.D.	50	Senior Vice President, Research and Development and Chief Science Officer
Michele Miller	45	Vice President, Finance, Controller and Assistant Secretary

_________________

1 Mr. Smith served as Executive Vice President, Business Unit Leader, Molecular Solutions until January 1, 2019, when he was replaced by Ms. Weber.

Stephen S. Tang, Ph.D., President and Chief Executive Officer

Stephen S. Tang, Ph.D., became a member of the Board in April 2011 and served as the Company’s Chairman until he became the Company’s President and CEO on April 1, 2018. From January 2008 to March 2018, Dr. Tang served as President and Chief Executive Officer of the University City Science Center, an urban research park and business incubator owned by over thirty leading universities, medical schools and health networks in the greater Philadelphia, Pennsylvania area.  Prior to his tenure at the University City Science Center, Dr. Tang held senior management and business development positions with several firms in the life sciences industry, including Olympus America, Inc., Millennium Cell Inc. and A.T. Kearney Inc. Dr. Tang holds a B.S. degree in Chemistry from The College of William and Mary, an M.S. and Ph.D. in Chemical Engineering from Lehigh University and an M.B.A. from The Wharton School of Business at the University of Pennsylvania.

Roberto Cuca, Chief Financial Officer

Roberto Cuca joined the Company in May 2018, initially serving as Senior Advisor until his appointment as the Company’s Chief Financial Officer in June 2018.  Prior to joining the Company, Mr. Cuca served as Senior Vice President and Chief Financial Officer of Trevena, Inc., a clinical stage biopharmaceutical company, where he led the finance and investor relations functions and worked with senior management to establish and execute overall corporate strategy.  Prior to his tenure with Trevana, Mr. Cuca held various leadership positions in the finance organization of Endo Health Solutions Inc., a pharmaceutical company, including Treasurer and Senior Vice President, Finance, where he was responsible for capital raises and cash management, mergers, acquisitions and licensing transactions, tax planning and compliance, and risk management.  Before he joined Endo, Mr. Cuca served as the Director, Corporate and Business Development at moksha8 Pharmaceuticals, Inc., an emerging markets-focused pharmaceutical company, and as an equity analyst covering U.S. pharmaceutical companies at J.P. Morgan Chase & Co. Mr. Cuca received an M.B.A. from The Wharton School of the University of Pennsylvania, a Juris Doctor from Cornell Law School, and an A.B. from Princeton University.  Mr. Cuca is also a CFA Charterholder.

Anthony Zezzo II, Executive Vice President, Business Unit Leader, Infectious Disease

Mr. Zezzo has been the Company’s Executive Vice President, Business Unit Leader, Infectious Disease since January 2017 and prior to that he served as Executive Vice President, Marketing and Sales since January 2011. From 2004 to December 2010, Mr. Zezzo was Vice President, North American Sales and Marketing at the Ortho-Clinical Diagnostics Division of Johnson & Johnson. Prior to that time, Mr. Zezzo held a series of sales and marketing positions of increasing responsibility within Johnson & Johnson. Mr. Zezzo received his B.A. in Political Science from Grove City College.

Brian Smith, Vice Chairman and Executive Vice President, Innovation DNA Genotek, Inc.

Brian Smith has been Vice Chairman and Executive Vice President, Innovation since January 1, 2019 with the Company’s subsidiary, DNA Genotek, Inc. (“DNAG”).  Prior to that, he served as the Executive Vice President, Business Unit leader, Molecular Solutions at DNAG since August 2017, and served as DNAG’s Vice President of Sales since January 2008. Prior to joining DNAG, Mr. Smith was Director of Sales and Marketing for Telephonetics VIP plc, a UK speech recognition company. Previous positions include Vice President of Marketing at Cloakware Corporation (Ottawa), President of Ponte Communications (California), and executive positions at Entrust Technologies in both North America and Europe. Mr. Smith has a Bachelor of Commerce degree from McGill University with a major in Management Information Systems.

Kathleen G. Weber, Executive Vice President, Business Unit Leader, Molecular Solutions DNA Genotek, Inc.

Kathleen G. Weber has served as the Executive Vice President, Business Unit Leader, Molecular Solutions at DNAG since January 1, 2019.  Prior to that, she served as the Senior Vice President and General Manager, Consumer Products at the Company since November 2012.  Prior to her time at OraSure, Ms. Weber has served in executive leadership roles at Pfizer, Johnson and Johnson, and Wyeth.  Ms. Weber began her career in the finance industry at Chase Manhattan Bank (now known as JP Morgan Chase). Ms. Weber received a B.S. in business administration from Georgetown University and an M.B.A. from New York University’s Stern School of Business.

Jack E. Jerrett, Senior Vice President, General Counsel and Secretary

Mr. Jerrett has been the Company’s Senior Vice President and General Counsel since February 2003 and served as Vice President and General Counsel since November 2000. He has also served as the Company’s Secretary since February 2001. Prior to joining the Company, Mr. Jerrett worked as an Associate at Morgan, Lewis & Bockius and held positions of increasing legal responsibilities with companies in the transportation and energy industries. Mr. Jerrett received his B.S. in Accounting from Villanova University and his J.D. from the Villanova University School of Law. He is a member of the Pennsylvania Bar and the American and Pennsylvania Bar Associations.

Michael Reed, Ph.D., Senior Vice President of Research and Development and Chief Science Officer

Michael Reed, Ph.D., has been the Company’s Senior Vice President, Research and Development and Chief Science Officer since April 2016. Prior to joining the Company, Dr. Reed spent eight years at Beckman Coulter, a global diagnostics and life sciences company within the Danaher Corporation, serving in a variety of leadership positions including Director of Global Assay and Applications Development for the Beckman Coulter Life Science business and Director of Scientific Affairs for the Cellular Analysis Business Group. Prior to his work at Beckman Coulter, Dr. Reed served as Director of Product Development with Osmetech Molecular Diagnostics (now called GenMark Diagnostics), a molecular diagnostics company. Dr. Reed received a Ph.D. in Biochemistry from the University of Adelaide (Australia) and a BSc. in Biochemistry from The Australian National University (Canberra, Australia). He also conducted post-doctoral research at the Beckman Research Institute at the City of Hope in Duarte, California.

Michele Miller, Vice President, Finance and Controller

Michele Miller has been the Company’s Vice President, Finance and Controller since October 2018 and served as the Company’s Director, Financial Reporting since December 2011 and as Manager, Financial Reporting since August 2007.  Prior to joining the Company, Ms. Miller served as Manager, Financial Reporting at Knoll, Inc. and as an accountant with Beard Miller Company and Ernst & Young.  Ms. Miller received her B.S. in Accounting from Bloomsburg University and is a licensed Certified Public Accountant, a Chartered Global Management Accountant, and a member of the Pennsylvania and American Institutes of Certified Public Accountants.

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2018, there have been no transactions with related persons that would require disclosure in this Proxy Statement. The Audit Committee is required to review and approve in advance all transactions with related persons involving the Company. The Audit Committee may approve a related party transaction if the transaction is on terms comparable to those that could be obtained in arms’ length dealings with an unrelated third party. The Audit Committee also reviews any public disclosures of a related party transaction contained in our SEC filings. These responsibilities are described in the Audit Committee’s charter, a copy of which is available on our website at www.orasure.com.

Information regarding employment, severance and retirement agreements between our executive officers and the Company is set forth in the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change of Control,” in this Proxy Statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers, Directors and persons who own more than ten percent of our Common Stock (collectively, “Reporting Persons”) file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.

As a matter of practice, our administrative staff assists each of the Reporting Persons who are employees and Directors of the Company in preparing initial reports of ownership and reports of changes in beneficial ownership and filing such reports with the SEC and the NASDAQ. Based solely on a review of the copies of forms filed by or on behalf of the Reporting Persons and on written representations (if any) from each of the Reporting Persons, we believe that all Reporting Persons complied on a timely basis with all applicable filing requirements with respect to the 2018 fiscal year.

Compensation Discussion and Analysis - Table of Contents

Compensation Tables – Table of Contents

Summary Compensation Table	49
Grants of Plan-Based Awards	50
Outstanding Equity Awards at December 31, 2018	51
Option Exercises and Stock Vested	53
Retirement Benefits	54
Nonqualified Deferred Compensation	54

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Overview

This Compensation Discussion and Analysis, or CD&A, describes the material elements of the compensation of our NEOs and describes the objectives and principles underlying the Company’s executive compensation program, the compensation decisions we have recently made under this program and the factors we considered in making these decisions.

Our NEOs for 2018 who are covered in this CD&A include:

Name	Position during 2018
Stephen S. Tang, Ph.D.	President and Chief Executive Officer
Roberto Cuca	Chief Financial Officer
Anthony Zezzo, II	Executive Vice President, Business Unit Leader, Infectious Disease
Brian Smith[1]	Vice Chairman and Executive Vice President, Innovation
Jack E. Jerrett	Senior Vice President, General Counsel and Secretary
Douglas A. Michels	Former President and Chief Executive Officer
Ronald H. Spair	Former Chief Financial Officer and Chief Operating Officer

_________________

1 Mr. Smith served as Executive Vice President, Business Unit Leader, Molecular Solutions during 2018 and assumed his current position on January 1, 2019.

Our Performance in 2018

We reported another strong year of financial performance in 2018, with record revenues and a fourth consecutive year of profitability. The following charts describe our consolidated financial performance during the last three fiscal years, expressed in dollars (thousands).

__________

1 2017 operating income includes a $12.5 million gain related to a litigation settlement. 2018 operating income includes $9.6 million in executive transition costs and $1.2 million in transaction costs associated with two recent acquisitions.

2018 was another year of record revenues for the Company and was the fourth consecutive year of profitability. Our 2018 consolidated net revenues were $181.7 million, a 9% increase over 2017, reflecting strong contributions from our molecular collections systems and OraQuick® HIV Self-Test businesses. Our consolidated net income in 2018 was $20.4 million, or $0.33 per share.

2018 Business Highlights in Detail

Business highlights from 2018 and the principal factors driving our financial performance are summarized below:

• We successfully completed a transition in senior leadership in 2018, as Stephen S. Tang, Ph.D. became our new President and CEO and Roberto Cuca became our new CFO.
• We updated the long-term strategy for our business focusing on innovation and growth.
● We completed due diligence and negotiated the terms for two strategic acquisitions - CoreBiome, Inc. and Novosanis NV - with the transactions closing in early January 2019.
• Consolidated net revenues for 2018 were $181.7 million (a 9% increase over 2017), a new record level for our Company.
• Consolidated net product revenues increased 2% to $165.4 million in 2018.

•    We reported a fourth consecutive year of profitability with consolidated net income of $20.4 million for 2018, or $0.33 per share on a fully-diluted basis. This bottom line performance was achieved despite costs of $9.6 million ($0.15 per share) incurred in connection with the Company’s transition to a new CEO and CFO and $1.2 million ($0.02 per share) in transaction costs associated with the two strategic acquisitions.

• We generated $39.1 million in cash from operations during 2018, compared to $28.2 million in 2017.
• Aggregate cash and cash equivalents exceeded $200 million at year-end.
• Net molecular collection systems revenues (including royalty income) were $96.1 million in 2018, a 28% increase over 2017.
• International sales of our OraQuick® HIV products grew 93% in 2018, largely due to strong demand for our OraQuick® HIV Self-Test.

2018 NEO Compensation At a Glance

NEO compensation for 2018 was as follows:

•

Base Salary: The base salaries paid to our management (including the NEOs) during 2018 increased from 2017 by 3.0% on average. Salary adjustments were based on the performance of each executive and the Company during 2017 (other than for Messrs. Michels and Spair, who were evaluated based on the Company’s overall performance), the marketplace compensation data provided to the Compensation Committee by its compensation consultant at the time, and our Company-wide salary merit increase budget of 3.0%. Generally, an executive’s annual salary adjustment will tend to be at the higher end of the range budgeted by the Company if the executive receives a performance rating of “Meets Expectations” or better and such executive’s pre-adjustment salary level is below the 50th percentile for his or her position as reflected in marketplace and Peer Group compensation data.

Dr. Tang and Mr. Cuca joined the Company during 2018 and their initial base salaries were determined based on marketplace compensation data provided to the Compensation Committee by its compensation consultant and an assessment of Dr. Tang’s and Mr. Cuca’s respective experience levels and ability to contribute to the Company’s future performance and success.  Additional detail on these salaries is provided in the “2018 Base Salaries” Section, below.

NEO	2017 Performance Rating	2017 Salary	2018 Salary	Change (%)
Stephen S. Tang, Ph.D.[1]	N/A	N/A	$412,855	N/A
Roberto Cuca[1]	N/A	N/A	$263,365	N/A
Anthony Zezzo II	Meets	$400,503	$408,512	2.00%
Brian Smith[2]	Outstanding	$278,264	$334,000	N/A
Jack E. Jerrett	Meets/Exceeds	$360,953	$369,977	2.50%
Douglas A. Michels	N/A3	$634,020	$659,381	4.00%
Ronald H. Spair	N/A3	$497,053	$516,935	4.00%

------------------------------------

1 Dr. Tang became the Company’s President and CEO on April 1, 2018, replacing Mr. Michels who retired on March 31, 2018.  Mr. Cuca joined the Company in May 2018 and became CFO on June 8, 2018, replacing Mr. Spair who retired on the same date.  The indicated amounts represent the amount of salary paid to Dr. Tang and Mr. Cuca for their service in 2018.  The full-year 2018 annualized salaries for Dr. Tang and Mr. Cuca were $565,000 and $415,000, respectively.

2 Mr. Smith’s 2017 Canadian-based salary has been converted into U.S. dollars using the Canadian to U.S Dollar exchange rate at December 31, 2017. Mr. Smith received a 6% base salary increase in 2018 and, as a result, his initial salary for 2018 was $300,622.  In August 2018, Mr. Smith’s salary was increased to $334,000 to bring his compensation in line with market levels.  Mr. Smith’s Canadian-based salary amounts for 2018 have been converted into U.S. dollars using the Canadian to U.S. dollar exchange rate at the time of the increases.

3 The Board and Compensation Committee evaluated the performance of Mr. Michels and Mr. Spair in 2017 based on the Company’s overall performance and, as a result, did not apply performance ratings for these executives.

•

Annual Incentive Bonuses: Incentive cash bonus awards for 2018 performance ranged from 142% to 184% of target for the NEOs, except for Messrs. Michels and Spair who received bonuses at their target amounts pro-rated to reflect the portions of the year that they worked for the Company prior to their respective retirement dates.  The bonus amounts exceeded the applicable targets for the other NEOs primarily due to the financial performance of the Company, as described under the “2018 Business Highlights in Detail” Section, above, and the individual performance of the executives.  Bonus payments above target were approved because of the Board’s belief that continuing annual financial improvement, the successful leadership transition, the strategy update and the strategic acquisitions negotiated in 2018, should be rewarded as critical factors for delivering value to our stockholders. Additional detail on these bonus payments is provided in the “2018 Annual Incentive Cash Bonuses” Section, below.

			Actual 2018 Bonus Payments
NEO	2018 Performance Rating	2018 Target (% Salary)	($)	(% Salary)	(% Target)
Stephen S. Tang, Ph.D.	High Meets	85%	$818,346	198%	170%
Roberto Cuca	High Meets	50%	$353,580	134%	170%
Anthony Zezzo II	Meets	40%	$232,035	57%	142%
Brian Smith[1]	Exceeds	40%	$246,626	74%	184%
Jack E. Jerrett	High Meets	35%	$220,654	60%	170%
Douglas A. Michels[2]	N/A3	85%	$198,968	N/A	N/A
Ronald H. Spair[2]	N/A3	50%	$161,490	N/A	N/A

1 Mr. Smith’s 2018 actual bonus payment was calculated using the Canadian to U.S. Dollar exchange rate in effect near the time of his bonus award.

2 Mr. Michels’ and Mr. Spair’s bonuses were prorated for the period during which they provided services prior to their retirement dates of March 31, 2018 and June 8, 2018, respectively.

3 The Board and Compensation Committee evaluated the performance of Mr. Michels and Mr. Spair in 2018 based on the Company’s overall performance and, as a result, did not apply performance ratings for these executives.

•

Long-Term Incentive Awards: Equity awards received by Dr. Tang and Mr. Cuca during 2018 represent onboarding compensation pursuant to the terms of their employment agreements.  Incentive equity awards granted to the other NEOs in February 2018 were based on the Company’s financial performance, as described under the “2018 Base Salaries” Section, below, and/or each executive’s performance during 2018. The value of the awards ranged from 105% to 250% of each executive’s base salary as shown below. The NEOs (except for Dr. Tang) received equity awards consisting of 50% time-vested RS and 50% PRUs.

			2018 Equity Awards
NEO	2017 Performance Rating	Target Range (% Salary)	($)	(% Salary)
Stephen S. Tang, Ph.D.[1]	N/A	N/A	$623,363	N/A
Roberto Cuca[2]	N/A	N/A	$435,758	N/A
Anthony Zezzo II	Meets	95% - 155%	$420,527	105%
Brian Smith[3]	Outstanding	95% - 155%	$411,229	145%
Jack E. Jerrett	Meets/Exceeds	70% – 115%	$379,001	105%
Douglas A. Michels	N/A4	150% – 250%	$1,585,050	250%
Ronald H. Spair	N/A4	105% – 175%	$795,285	160%

1 Pursuant to his employment agreement, Dr. Tang received an onboarding equity award consisting of 37,116 shares of time-vested RS that will cliff vest on the fifth anniversary of the April 1, 2018 award date.  The indicated amount reflects the aggregate grant date fair value of the award on April 1, 2018.

2 Pursuant to his employment agreement, Mr. Cuca received an onboarding equity award consisting of (i) 50% time-vested RS (14,320 shares) and (ii) 50% PRUs (14,320 units).  The indicated amount reflects the aggregate grant date fair value of the award on Mr. Cuca’s May 7, 2108 start date.  Mr. Cuca’s award contains terms substantially similar to the annual equity awards provided to the other NEO’s in February 2018.

[3]	The dollar value of Mr. Smith’s 2017 Award was calculated using the Canadian to U.S. Dollar exchange rate in effect near the time of his award.

4 The Board and Compensation Committee evaluated the performance of Mr. Michels and Mr. Spair in 2017 based on the Company’s overall performance and, as a result, did not apply performance ratings for these executives.

Additional information regarding NEO compensation for 2018 is provided below in this CD&A and in the accompanying tables, including the Summary Compensation Table (“SCT”) set forth below.

Pay for Performance

We follow a pay-for-performance approach in compensating executives. Our program pays executives for performance by rewarding the achievement of predetermined financial and/or strategic objectives.

A significant portion of each NEO’s compensation is paid out in variable and long-term compensation that is intended to align such compensation with the long-term interests of our stockholders. Both our annual and long-term compensation are tied to the Company’s overall performance in a variety of ways, including our financial results and share price performance. A further discussion of our pay mix for the NEOs is set forth in the “Pay Mix” Section, below.

One aspect of our compensation program is the use of performance targets to incentivize management to achieve improved financial results on a year-to-year basis. For the past several years, annual financial objectives have been used to determine the amount of pool funding available to pay individual awards under our annual bonus plan.  These objectives are generally set at levels intended to incentivize annual financial growth.  A combination of financial and strategic objectives may also be considered, and in the past have been used, where the Compensation Committee and the Board desire to incentivize management to meet certain near-term strategic objectives which could help drive improved financial performance in a year with increased financial uncertainty.  Each year the Compensation Committee and the Board evaluate whether financial objectives, strategic objectives, or some combination thereof, would provide the most appropriate near-term incentive for our NEOs to achieve improved financial performance.

In addition, for the past several years we have followed a policy of granting annual equity awards to executives that consist of 50% PRUs and 50% time-vested RS. The PRUs will only vest if (i) the NEO remains employed by the Company for three years following the date of grant and (ii) the performance criteria determined by the Committee and the Board are met. For the PRUs granted in 2018, a compound annual growth rate (“CAGR”) target for consolidated product revenues for the three-year period 2018-2020 and a one-year income before income taxes (“IBIT”) target for the fiscal year 2018 were established as the performance criteria. The time-vested RS portion of the award vests in equal annual installments over the three-year period following the grant date, subject to the NEO’s continued employment by the Company.

We believe the performance targets and three-year service period applicable to PRUs complement the short-term incentives in our annual bonus plan. We also believe the combination of the structure of our annual bonus plan and the structure of our equity award policy will incentivize management to deliver substantially improved financial performance both on an annual basis and over a longer term period and help drive long-term growth in stockholder value.

Compensation Governance Practices

We are committed to maintaining good corporate governance and practices. As a result, and in response to input from stockholders, the Compensation Committee and Board have adopted a number of changes over the past years to specifically respond to stockholder concerns and better align our compensation program with performance. The most significant of these changes was the adoption of PRUs for 50% of the value of annual long-term equity awards for our executives. These changes and other aspects of our compensation practices are summarized below:

Performance Mix – The vast majority of our NEOs’ compensation is performance-based. For example, approximately 78% of Dr. Tang’s annual compensation consists of an incentive cash bonus and equity award, both of which are performance-based. For the other NEOs (except for Messrs. Michels and Spair), 64% of their aggregate annual compensation consists of performance-based compensation.

Diversified and Performance Based Portfolio – Our executive compensation consists of a mix of cash/equity, fixed/variable and short-term/long-term compensation.

Performance Vested Equity – 50% of our NEOs’ annual equity awards consist of PRUs that will not vest until three years after the grant date and only if certain performance measures are met during the three-year period.

Long-Term Focus – Equity awards are subject to long-term vesting requirements, with time-vested RS vesting over 3 years. PRUs also vest only after 3 years. Structuring our equity awards in this manner helps align the interests of our executives with the long-term interests of our stockholders.

Target Bonus Objectives – Our annual bonus pool is funded based on the achievement of annual financial objectives, strategic objectives or a combination thereof, in order to incentivize management to achieve improved financial performance on a year-over-year basis.

Limited Bonus Pool Discretion – The aggregate bonus pool funding for annual cash bonuses is determined pursuant to a plan funding formula tied to the Company’s achievement of specific financial objectives. The Board and Compensation Committee can make discretionary adjustments to the pool, but such an adjustment is limited to +/– 10% of the pool amount determined under the plan’s self-funding formula.

Multiple Performance Metrics – Variable compensation is based on a combination of corporate and individual performance measurements to help ensure balanced incentives for executives.

Change-in-Control Severance and Tax Gross Ups – Our policy is that employment agreements with our executives provide for “double trigger” change-in-control severance rather than “single trigger” change-in-control severance and do not provide for a 280G income tax gross up. This policy was recently followed in structuring the employment agreements with Dr. Tang, who became the Company’s new President and CEO on April 1, 2018, and Mr. Cuca, who became our CFO on June 8, 2018.

Strong Stock Ownership and Retention Conditions – We have implemented stock ownership requirements of six (6) times salary for our President and CEO, two (2) times salary for our CFO and one (1) times salary for other NEOs.

Prudent Benchmarking – The total compensation paid to our executives is targeted at the 50th percentile of a Peer Group of comparable companies based on achievement of performance objectives. We use a Peer Group consisting of companies in the medical diagnostic and healthcare industries comparable in size to the Company based on total revenues and market value.

Tally Sheets – The Compensation Committee reviews tally sheets as part of making individual compensation decisions.

Independent Compensation Consultants – The Compensation Committee regularly utilizes independent compensation consultants to provide compensation advice, including competitive assessments of our program compared to compensation paid to executives at the Peer Group of comparable medical diagnostic and healthcare companies. During 2018, the Compensation Committee engaged Pay Governance as its independent consultant.

Recoupment Policy – The Company maintains a compensation recoupment or “clawback” policy, under which we will seek to recover excess compensation paid to an executive if our financial statements are restated due to misconduct by that executive.

No Repricing – Our LTIP prohibits both the repricing and repurchase of under-water stock options or other equity awards without stockholder approval.
No Perquisites – We do not provide executives with any perquisites that are not offered to all employees of the Company.
Risk Review Process – We periodically assess the risks associated with our compensation programs.
No Hedging – Our policy prohibits Directors and NEOs from engaging in hedging activities with our stock.
No Pledging – Our Directors and NEOs are not permitted to pledge our stock.
Confidentiality/Non–Compete Agreements – Our NEOs are subject to confidentiality and non-compete agreements.

Realizable Pay vs. TSR

To ensure that our executive compensation program and compensation levels are consistent with our pay-for-performance philosophy, we evaluated the degree of alignment between our CEO’s total realizable pay versus our TSR over the prior three fiscal years (2016 to 2018) relative to our Peer Group. The graph below shows the comparison of three-year TSR and “realizable pay” relative to our Peer Group.

Realizable pay for our CEO consists of Dr. Tang’s compensation for 2018 and Mr. Michels’ compensation for 2017 and 2016.  Realizable pay includes base salary, incentive cash bonus and all other compensation reported in the SCT, and in the case of Dr. Tang includes his onboarding compensation. Equity awards are valued using each company’s closing stock price on December 31, 2018. Restricted stock and restricted unit awards are valued by multiplying the number of shares or units by the closing stock price on December 31, 2018.  The number of restricted units included in the calculations for Mr. Michels reflect a payout based on the Company’s currently expected performance against the applicable performance measures for those awards.  Option awards are valued as the difference between the closing stock price on December 31, 2018 and the exercise price multiplied by the number of option shares granted during the period. An option award with an exercise price greater than the closing stock price on December 31, 2018 is valued at $0.

As the graph indicates, there is a close relationship between our TSR performance and the realizable pay for our CEO relative to the relationship seen in our Peer Group. This analysis confirms the strong link between pay and performance embedded in our compensation program.

Realizable Pay vs. SCT Compensation

As described further below, we believe long-term equity awards are a key incentive for our executives to drive the Company’s long-term growth and align the interests of our executives with those of our stockholders. The SCT includes the estimated value of long-term incentive equity awards at the time of grant based on the accounting valuation determined under ASC 718. The actual value of these awards that may be realizable by our executives may vary from the estimates depending on the Company’s financial and stock performance and often differs significantly from what is reported in the SCT.

A comparison of the realizable value of long-term equity incentive awards as of December 31, 2018 against the values reported in the SCT indicates how compensation outcomes may be impacted by our performance. Such a comparison also shows the degree of alignment between our stock performance and the level of compensation provided to executives.

The table below compares the compensation values reported in the SCT and the value of realizable pay (“RP”) for the compensation awarded during the three-year period 2016 to 2018 for our CEO, which  reflects a blend of Dr. Tang’s compensation for 2018 and Mr. Michels’ compensation for 2017 and 2016 as described above.

Our CEO’s RP for the three years 2016–2018 of $10.9 million is 88% higher than the CEO’s SCT compensation for the same period. This shows a strong link between pay and performance as our 81% TSR for the three years increased the value of our CEO’s RP for that period.

Pay vs. Other Company Measures of Performance

While TSR is a common measure of performance that is often used to evaluate a company’s compensation practices, we consider other performance measures to be, at times, more reflective of the success of our business. It is important to recognize that our TSR can be extremely volatile, as evidenced by the substantial movements in our stock price during the past several years. Our TSR can be, and often is, influenced by a variety of macro-economic factors that are outside the control of our executives. Specifically, in 2013 our stock price declined 12%, but rose 61% in 2014. Our stock price declined again by 37% in 2015 and rose 36% in 2016. More recently, our stock price rose 115% in 2017 and then declined 38% in 2018. These price changes are not solely tied to our underlying financial performance. For example, our stock price declined in 2015 and 2018 even though we achieved record financial performance with substantial growth and strong profitability in those years.

As a result, while our executive compensation opportunities do not follow a linear relationship with TSR, the pay realizable to our executives (as noted above for our CEO) should and does demonstrate a clear relationship with both TSR and financial results. We have tried to align our executive compensation with performance results that are part of our overall business strategy that we believe will drive stock price improvement and increased value for our stockholders over the longer term.

When establishing and evaluating our executive compensation program generally, and performance-based incentive plans in particular, we believe that TSR alone will not always immediately account for the value of our accomplishments and, in many cases, it may take time for the impact of our strategic and other accomplishments to be fully reflected in the value of our stock. Thus, while obviously important, TSR is only one of several factors we consider in making compensation decisions for our executives.

Pay Comparison $20,000,000 $15,503,935 $15,000,000 $4,648,636 $10,000,000 $8,426,767 $4,849,264 $1,333,088 $1,890,774 $1,641,826 $5,000,000 $838,697 $4,364,208 $4,364,208 Total Cash + All Other Stock Options Restricted Stock PSUs

Say-on-Pay Results in 2018 and the Company’s Response

At our 2018 Annual Meeting, stockholders were asked to vote on an advisory (non-binding) basis on the compensation paid to our NEOs for 2017. We obtained strong stockholder support for our NEO compensation for 2017 with approximately 96% of stockholder votes cast in favor of our “say-on-pay” or SOP resolution. Even with this overwhelmingly positive response, we continued our outreach effort that had been initiated in response to prior SOP votes to contact certain of our major stockholders in order to continue to understand their concerns regarding our compensation practices. Overall, we attempted to contact stockholders who, in the aggregate, beneficially held approximately 33% of our outstanding Common Stock. As a general matter, our stockholders either did not respond or indicated that they saw no need to meet with us although they had done so in the past. We believe these stockholders responded in this manner because they are generally supportive of our executive compensation practices. As a result, we made no further changes to our executive compensation program following the SOP vote at the 2018 Annual Meeting.

We believe our stockholder engagement has been and continues to be beneficial for the Company and our stockholders. The feedback we received reaffirms that the compensation changes made in recent years were responsive to stockholder concerns and our executive compensation is strongly aligned with performance. The Board intends to continue ongoing dialogue with our stockholders to ensure our executive compensation programs are well understood by all stakeholders and that we continue to be responsive to stockholder concerns.

Compensation Risk Assessment

Management periodically conducts a risk assessment of the Company’s compensation policies and practices, including its executive compensation program. In its review, management considers the attributes of the Company’s policies and practices and other factors, including:

•	The mix of fixed and variable compensation opportunities;
•	The balance between annual and long-term performance opportunities;
•	The corporate and individual performance objectives established for annual and long-term incentive compensation;
•	The internal controls and procedures in place to mitigate risks facing the Company, including the Company’s “clawback” policy and stock ownership guidelines; and
•	The risk that unintended consequences could result from various aspects of the Company’s compensation policies and practices.

Based on its consideration of the foregoing, management believes that the Company’s policies and practices are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not incentivize employees to take unnecessary or excessive risks. The Company has also concluded that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION PHILOSOPHY

The primary objectives of our compensation program for executive officers are to:

Set compensation opportunities at levels sufficient to attract and retain high quality executives, to motivate them to contribute to our success and to reward them for performance.
Ensure the compensation opportunities provided align the interests of executives with the interests of our stockholders.
Focus our executives on both short and longer-term individual and Company priorities established by the Board and appropriately reward them for performance against these objectives.

The total direct compensation provided to each executive consists of an annual base salary, an annual incentive cash bonus and long-term incentive equity awards. The amount of the incentive cash bonus and the size of annual incentive equity awards are variable and depend on an executive’s and the Company’s achievement of predetermined financial and other objectives. As a result, a substantial portion of each executive’s annual compensation is based on performance.

BENCHMARKING

We believe it is useful to regularly compare our compensation program against compensation paid to executives at other comparable medical diagnostic and healthcare companies. With the assistance of Pay Governance, an independent compensation consultant engaged by the Compensation Committee, an updated Peer Group of companies was selected using criteria based on industry, revenues and market capitalization and a competitive assessment of our executive compensation was prepared.

The Compensation Committee seeks to set total direct compensation opportunity levels for each executive near the fiftieth (50th) percentile of amounts paid by the Peer Group of companies for performance consistent with the Company’s target financial and other business plans for the applicable year. Use of the fiftieth (50th) percentile is intended as a market-based reference and not as an absolute target. As a result, the total direct compensation opportunity and the value of specific compensation components for individual executives may fall below or exceed the fiftieth (50th) percentile depending on the experience and individual performance of the executive, the criticality of his or her role, the executive’s contribution to our business, and other factors.

Based on advice from Pay Governance, the Compensation Committee updated the Peer Group in January 2019.  The following provides information about the Peer Group used by the Compensation Committee for benchmarking purposes in setting executive compensation and how we compare to these companies (all dollars in millions):

Peer Company[1]	FY 2018 Revenue[2]	12/31/18 Market Capitalization	Business[3]
Anika Therapeutics, Inc.	$106	$478	Biotechnology
AtriCure, Inc.	$202	$1,179	Healthcare Equipment
Atrion Corporation	$152	$1,373	Healthcare Supplies
Cardiovascular Systems, Inc.	$217	$989	Healthcare Equipment
Endologix, Inc.	$156	$74	Healthcare Supplies
Enzo Biochem, Inc.	$105	$131	Life Sciences Tools and Services
Fluidigm Corporation	$113	$420	Life Sciences Tools and Services
Genomic Health, Inc.	$394	$2,327	Biotechnology
Harvard Bioscience, Inc.	$121	$119	Life Sciences Tools and Services
Lantheus Holdings, Inc.	$343	$602	Healthcare Supplies
Luminex Corporation	$316	$1,030	Life Sciences Tools and Services
Meridian Bioscience, Inc.	$214	$737	Healthcare Supplies
NeoGenomics, Inc.	$277	$1,191	Life Sciences Tools and Services
Quidel Corporation	$522	$1,920	Healthcare Supplies
RTI Surgical, Inc.	$281	$235	Healthcare Supplies
STAAR Surgical Company	$124	$1,408	Healthcare Supplies

	FY 2018 Revenue[1]	12/31/18 Market Capitalization

25th Percentile	$123	$ 374
Median	$208	$ 863
75th Percentile	$290	$1,237
OraSure Technologies, Inc.	$182	$ 716

Source: Standard & Poors Capital I.Q.

1 This Peer Group represents the same group of companies used by the Compensation Committee in benchmarking our 2017 executive compensation, except that Abaxis, Inc. was eliminated in the current Peer Group because of its acquisition by another company.

[2]	Reflects revenue reported for fiscal year 2018.
[3]	Reflects Global Industry Classification Standard sub-industry designation.

In preparing its 2018 competitive assessment of executive compensation, Pay Governance compared the compensation of our NEOs with a 50/50 blend of proxy data from the Peer Group and data for each NEO position from the 2018 Radford Global Life Sciences Survey. Since compensation market data can be volatile from year to year, the Compensation Committee believes a blend of specific Peer Group proxy data and broader survey data better reflect market trends.

Based on its review of the Pay Governance assessment, the Compensation Committee decided not to make any changes to our executive compensation program, except as provided below.

2018 EXECUTIVE COMPENSATION COMPONENTS

Overview

Our compensation program consists of the following components:

Compensation	Form of Compensation	Purpose
Base Salary	Cash	Base salaries provide fixed compensation necessary to attract and retain key executives.
Annual Incentive Bonus Awards	Cash	Annual incentive bonus awards provide performance-based incentives to our executives to achieve both Company-wide financial and strategic goals and the executives’ individual performance objectives.
Long-Term Incentive Awards	Performance-Vested Restricted Units and Time-Vested Restricted Stock

The largest component of our executive compensation is paid in equity. Annual LTIP awards for the NEOs consist of 50% PRUs and 50% time-vested RS in order to provide a strong link between pay and performance.

Benefits	401(k) Plan Health and Welfare Benefits

Retirement and health and welfare benefits provide a complete compensation package that is competitive with the market and addresses the needs of all employees and their families, including our executives.

Employment Agreements	Cash severance and accelerated equity vesting	Severance and accelerated equity vesting are provided to our executive officers in order to ensure continued focus on the strategic matters of the Company during potentially uncertain times.

Pay Mix

We follow a pay-for-performance approach to executive compensation, with a significant portion of our executives’ compensation consisting of annual incentive cash bonuses and long-term equity awards that are based on the executives’ and the Company’s achievement of predetermined performance objectives.

The following charts illustrate the relative proportion of 2018 base salaries compared to the performance-based elements of our executive compensation for Dr. Tang and the other NEOs (except for Messrs. Michels and Spair), respectively.   In preparing the charts, the base salaries for Dr. Tang and Mr. Cuca were annualized since they joined the Company during 2018.  In addition, in order to better represent Dr. Tang’s normal annual mix of compensation, the onboarding RS award he received was excluded and his compensation was calculated as if he received an annual long-term equity incentive award at his target amount (i.e. 200% of base salary).  The onboarding equity award provided to Mr. Cuca was included in his compensation since it is representative of his normal annual incentive equity award.

Approximately 78% of Dr. Tang’s aggregate compensation (modified to reflect his normal compensation mix, as provided above) and 64% of the other NEOs’ aggregate compensation for 2018 consisted of performance-based compensation.

Compensation Components in Detail

2018 Base Salaries

Annual base salaries paid in 2018 to our NEOs (except for Dr. Tang and Mr. Cuca, whose base salaries were determined as described below) were established by the Compensation Committee at the beginning of 2018 based on a review of the Company’s performance and the individual contributions of each officer (other than Messrs. Michels and Spair, who were evaluated based on the Company’s overall performance) compared to pre-established performance objectives for 2017.  The Compensation Committee also considered the Company’s budget for expected salary adjustments, salary levels paid at the Peer Group companies and recommendations provided by the compensation consultant engaged to assist the Compensation Committee.  The initial salaries paid to Dr. Tang and Mr. Cuca were established based on market data provided by the Compensation Committee’s compensation consultant at the time these executives were hired during 2018.

Based on these factors, the Compensation Committee approved an annual base salary increase for our senior management (including the NEOs other than Dr. Tang and Mr. Cuca) averaging approximately 3.0%. This was in line with our Company-wide budgeted average salary increase of 3.0%. Individual salary increases for 2018 were determined by using the following guidelines:

Performance Rating	Merit Increase Range
Outstanding	5.0% - 7.0%
Exceeds Requirements	3.0% - 4.0%
Meets Requirements	2.0% - 2.5%
Does Not Consistently Meet	1.0% – 1.5%
Does Not Meet Requirements	0%

In evaluating the Company’s overall performance, the Compensation Committee recognized that our $167.1 million in consolidated net revenues for 2017 represented a 30% increase over 2016 and that our consolidated net income of $30.9 million, or $0.51 per share, represented an $11.2 million or $0.16 per share improvement over 2016. The Compensation Committee further recognized the substantial growth of our molecular collection systems business in 2017 and the strong performance of our infectious disease business as a result of substantial growth in HCV and HIV Self-Test revenues. A final factor considered by the Compensation Committee was the 115% increase in our TSR for 2017.

In view of the foregoing, the Compensation Committee determined that Messrs. Michels and Spair should receive above-target salary increases for 2018 as a result of the Company’s overall performance during 2017, with the remaining NEOs receiving increases based on their 2017 performance against their individual objectives. As noted above, the 2018 salaries for Dr. Tang and Mr. Cuca were based on market data, an assessment of their qualifications and likely contributions to our business, and what we negotiated in order to attract and retain these executives at the time they were hired. As a result, the Compensation Committee approved the following 2018 salary levels for the NEOs:

NEO	2017 Performance	2017 Performance Rating	2017 Salary	2018 Salary	% Increase
Stephen S. Tang, Ph.D. President and Chief Executive Officer	N/A	N/A	N/A	$565,000[1]	N/A
Roberto Cuca Chief Financial Officer	N/A	N/A	N/A	$415,000[1]	N/A
Anthony Zezzo II Executive Vice President, Business Unit Leader, Infectious Disease	•Mixed achievement of sales goals. •81% growth in HCV product sales including a 156% increase in international sales. •115% increase in international sales of HIV Self-Test. •Oversight of sales and marketing functions.	Meets	$400,503	$408,512	2.00%
Brian Smith[2] Vice Chairman and Executive Vice President, Innovation	•Substantially exceeded sales goals. •133% increase in net molecular collection revenues compared to 2016. •197% growth in genomics sales to commercial accounts, compared to 2016. ●207% increase in microbiome revenues, compared to 2016.	Outstanding	$278,264	$334,000	N/A

NEO	2017 Performance	2017 Performance Rating	2017 Salary	2018 Salary	% Increase
Jack E. Jerrett Senior Vice President and General Counsel	•Leadership in settling Ancestry litigation and resolution of other claims and disputes. •Assistance in evaluating various business development opportunities. •Assistance on numerous important commercial matters. ●Ongoing advice and counsel to the Board and senior management.	Meets/Exceeds	$360,953	$369,977	2.50%
Douglas A. Michels Former President and Chief Executive Officer	•Strong corporate performance, including record revenues and improved profitability, as described above.	N/A3	$634,020	$659,381	4.00%
Ronald H. Spair Former Chief Financial Officer and Chief Operating Officer	•Strong corporate performance, including record revenues and improved profitability, as described above.	N/A3	$497,053	$516,935	4.00%

1 Represents annualized salary amounts for Dr. Tang and Mr. Cuca because they were employed for only a portion of 2018.

[2]

Mr. Smith received a 6% base salary raise and, as a result, his initial salary for 2018 was increased to $300,622. In August 2018, Mr. Smith’s salary was further increased to $334,000 to bring his compensation in line with market levels. Mr. Smith’s Canadian-based salary amounts have been converted into U.S. Dollars using the Canadian to U.S. Dollar Exchange rate at the time of the increases.

3 Assessment based on overall Company performance during 2017.

2018 Annual Incentive Cash Bonuses

Annual cash bonuses are included as part of executive compensation because the Compensation Committee believes that a significant portion of each executive’s compensation should be structured as a variable incentive focused on short-term priorities related to both the overall performance of the Company and the individual contributions of the executive. On an annual basis, the Compensation Committee has adopted, with approval of the Board, an incentive plan (the “Incentive Plan”), which is intended to be the principal vehicle for incentive cash bonus awards.

When establishing the terms of each Incentive Plan, the Compensation Committee and the Board evaluate which funding objectives will provide the most appropriate incentive for our NEOs to improve our annual financial performance.  In recent years, bonus pool funding has been based solely on the achievement of annual financial objectives.  Strategic objectives may also be (and in the past have been) used in combination with annual financial objectives where there is greater financial uncertainty facing the Company and the Compensation Committee and the Board desire to incentivize our NEOs to take near- term strategic steps required to drive annual financial growth and stability.  In general, the Compensation Committee and the Board will choose those funding objectives, whether they be financial, strategic, or a combination thereof, which in their judgement provide the most appropriate incentive for management to drive improved financial performance on a year-over-year basis.

Where funding is solely based on achievement of financial objectives (as has been the case in recent years), if the Company meets the Target levels for all funding objectives, the pool is initially funded at 100% of the aggregate projected bonuses for all participants in the Incentive Plan adjusted to reflect a normal range or mix of performance assessments (i.e., Outstanding, Exceeds, Meets, Does Not Meet), which increases or decreases the total amount of individual bonuses to be paid to participants. Unless circumstances require otherwise, the pool generally is initially funded at 50% of the aggregate projected bonuses if all of the Threshold levels are met and at 150% of the aggregate projected bonuses if all of the High levels are met. If the Company achieves a Maximum performance level for all objectives, the pool can be initially funded up to 200% of the aggregate projected bonuses. A linear interpolation of the amount of funding for each target objective is made where a particular performance is in between the pre-established performance levels. To the extent the performance level for a funding objective is below the Threshold level, generally there is no funding for that particular objective.  The Compensation Committee and the Board have some limited discretion to increase funding to recognize unique market conditions and extraordinary circumstances.

The amount of the cash bonus pool is determined by the Compensation Committee and recommended for Board approval. The Compensation Committee and Board also retain discretion to increase or decrease the size of the pool in order to reflect differences in the mix of actual performance assessments of the participants or market conditions affecting the Company or other factors. However, the Compensation Committee and Board have limited their ability to make discretionary bonus pool adjustments to +/- 10% of the pool size otherwise determined pursuant to the funding formula under the Incentive Plan. The cash bonus pool is used to pay bonuses not only to the Company’s NEOs, but also to all other officers and certain higher-level employees of the Company and all employees of its subsidiary, DNA Genotek.

Individual payments from the bonus pool to executives are generally calculated using a formula that considers the size of the bonus pool, the executive’s achievement of individual performance objectives, the number of individuals participating in the plan at the time bonuses are awarded and the executive’s target bonus percentage. Bonuses are paid, based on an assessment of each executive’s performance for the applicable year, using targets expressed as a percentage of the executive officer’s annual base salary.

If an executive officer has met or exceeded his or her individual performance objectives and/or the Company’s expectations for the applicable year, he or she may be eligible to receive up to 150% of his or her target bonus, depending on the size of the bonus pool. The Compensation Committee and Board retain the discretion to adjust an individual executive’s performance evaluation and to increase or decrease the bonus paid to such individual to reflect the specific contributions of that executive, the Company’s overall performance, market conditions or other circumstances.

The Compensation Committee recommends for Board approval any bonus award for the CEO based on an assessment of the Company’s overall performance. The CEO recommends individual awards for the other executive officers for approval by the Compensation Committee based on an assessment of each executive’s performance against his or her applicable individual performance objectives. The Compensation Committee and Board have the right, in their sole discretion, to reject any or all of the recommended bonus awards, even if the bonus pool has been funded and any or all applicable performance criteria have been satisfied, based on the business conditions of the Company or other factors deemed relevant by the Compensation Committee or the Board.

Under the 2018 Incentive Plan, the Compensation Committee established performance levels for two equally weighted financial objectives for revenues and operating income to be used to fund the bonus pool. The Threshold financial objectives reflected our actual performance for 2017. The Target levels reflected our annual budget or operating plan for 2018 and represented strong revenue growth and improved profitability compared to 2017 after eliminating certain one-time items from our 2017 results. The High and Maximum levels reflected 105% and 110% of our Target consolidated net product sales for 2018, respectively, and 100% of our Target for all other revenues for 2018.  The funding objectives did not include any estimates for transition costs associated with the changes in our CEO and CFO, transaction costs associated with acquisitions or differences between actual foreign exchange rates and those assumed in our 2018 operating plan.

The following table summarizes the 2018 Incentive Plan performance objectives (dollar amounts in millions):

Financial Objective/Weight	Threshold	Target	High	Maximum
Consolidated Net Revenues (50%)	$167.1	$184.7	$193.5	$202.3
Consolidated Net Operating Income (50%)	$ 27.7	32.1	$ 37.0	$ 41.8
Incentive Plan Pool Funding (% of Target)	50%	100%	150%	200%

The following sets forth the potential and actual bonus pool funding for both objectives at each performance level (after application of the performance distribution factor mentioned above) established under the 2018 Incentive Plan, based on the participants covered by the Plan at year-end:

Objective	Weight	Threshold	Target	High	Maximum	Actual
Consolidated Net Revenues	50%	$760,000	$1,521,000	$2,281,000	$3,042,000	$1,394,000
Consolidated Net Operating Income	50%	$760,000	$1,521,000	$2,281,000	$3,042,000	$2,912,000
Potential Total Pool Funding		$1,520,000	$3,042,000	$4,562,000	$6,084,000	$4,306,000

During 2018, we reported consolidated net revenues totaling $181.8 million, which exceeded the Threshold performance level but was less than the Target level, resulting in funding of $1.394 million for that objective. The Company’s

2018 consolidated net operating income was $41.0 million after eliminating (i) costs associated with our transition to a new CEO and CFO, (ii) transaction costs associated with two recent acquisitions and (iii) differences in foreign exchange rates from those that we had assumed in our 2018 operating plan. This amount exceeded the High performance target but was less than the Maximum target for this objective, resulting in funding of $2.912 million for that objective. As a result, the aggregate pool funding under the 2018 Incentive Plan was calculated to be $4.306 million.

The final bonus pool amount was approved by the full Board and used to pay bonuses to the Company’s NEOs and other members of our management team. In connection with Dr. Tang’s appointment as our new CEO, the Compensation Committee obtained market data from Pay Governance in order to ensure Dr. Tang’s compensation was set at market levels.  Based on this data, the Compensation Committee and the Board decided to increase the bonus target for the CEO position from 70% to 85% of salary at the time Dr. Tang was hired in order to better reflect market levels.  The Compensation Committee and Board also decided to apply this revised bonus target to Mr. Michels.  Pursuant to their retirement agreements, Messrs. Michels and Spair received incentive cash bonuses for 2018 pro-rated to reflect the period of time they were employed prior to their respective retirement dates.

The specific target payouts for NEO bonuses for 2018 (expressed as a percentage of annual base salary) are shown below:

Title	Target Payouts
Chief Executive Officer	85%
Chief Financial Officer (and Chief Operating Officer)	50%
Executive Vice President	40%
Senior Vice President	35%

In January 2019, the Compensation Committee authorized the payout of individual bonus awards to executive officers from the bonus pool for 2018 based on the target bonus amounts described above and an assessment of each officer’s performance during 2018 against pre-established performance objectives (except for (i) Dr. Tang where the assessment was based on the Company’s overall performance and (ii) Messrs. Michels and Spair where their target bonus amounts were pro-rated pursuant to the terms of their retirement agreements). The calculation of individual bonus awards was based on a formula that adjusted the foregoing target payments for both the executives’ individual performance during 2018 and the degree to which the final approved bonus pool funding exceeded the Target under the plan funding formula.

In evaluating Dr. Tang’s and the Company’s performance, the Compensation Committee recognized the successful leadership transition to a new CEO and CFO and the completion of an updated long-term strategy focused on innovation and growth.  The Compensation Committee also noted the record 2018 net consolidated revenues of $181.7 million, our continued strong profitability, the generation of $39.1 million in cash for the year and our strong cash position at year end.  Finally, the Compensation Committee recognized the completion of two strategic acquisitions of CoreBiome, Inc. and Novosanis, N.V., which both closed during the first week of January 2019, as evidence of initial progress in executing against our new growth strategy.

In view of the foregoing, the Compensation Committee determined that Dr. Tang should receive a High Meets performance rating for 2018 with the remaining NEOs being evaluated based on individual objectives established for their positions.  Using these performance ratings, the Compensation Committee next considered individual performance factors to adjust the bonuses for Dr. Tang, the other NEOs and the other participants in the 2018 Incentive Plan to reflect their performance assessments for 2018. As a final step, the Compensation Committee adjusted the bonuses further by a pool funding factor reflecting the amount by which pool funding exceeded Target under the plan formula.

Using the approach described above, a final 2018 incentive cash bonus of $818,346 was calculated for Dr. Tang, as follows:

2018 Base		Target		2018 Individual Performance		2018 Pool Funding		2018
Salary	X	Bonus %	X	Factor	X	Factor	=	Bonus
$565,000		85%		120%		142%		$818,346

This same formula was used to calculate the 2018 bonus awards for all other NEOs, as follows:

2018 Bonus Payments

NEO	2018 Salary	Bonus Target (% Salary)	2018 Performance Assessment and Rating	Individual 2018 Performance Factor	2018 Pool Funding Factor	2018 Bonus
Stephen S. Tang, Ph.D. President and Chief Executive Officer	$565,000	85%	High Meets[1] •Strong corporate performance, including record revenues and continued profitability	120%	142%	$818,346
Roberto Cuca Chief Financial Officer	$415,000	50%	High Meets •Successful transition into CFO role. •Strong management of financial planning, reporting and accounting. •Maintenance of strong investor base. •Assistance in business development activities. •Support for updated long-term business strategy.	120%	142%	$353,580
Anthony Zezzo II Executive Vice President, Business Unit Leader, Infectious Disease	$408,513	40%	Meets •Mixed achievement of sales goals. •Oversight of infectious disease sales and marketing functions. •Support for updated long-term business strategy. •93% increase in international OraQuick® HIV revenues for 2018.	100%	142%	$232,035

NEO	2018 Salary	Bonus Target (% Salary)	2018 Performance Assessment and Rating	Individual 2018 Performance Factor	2018 Pool Funding Factor	2018 Bonus
Brian Smith[2] Vice Chairman and Executive Vice President, Innovation	$334,000	40%	Exceeds •Substantially met all sales goals. •28% growth in molecular collection revenues. •Strong oversight of molecular collection sales and marketing functions. •Support for updated long-term business strategy. •Support for molecular collections leadership transition.	130%	142%	$246,626
Jack E. Jerrett Senior Vice President and General Counsel	$369,977	35%	High Meets •Oversight of global legal function. •Assistance in evaluating various business development opportunities. •Assistance on numerous important commercial matters. •Ongoing advice and counsel to the Board and senior management.	120%	142%	$220,654
Douglas A. Michels Former President and Chief Executive Officer	$659,381	85%	N/A	N/A	142%	$198,968[3]
Ronald H. Spair Former Chief Financial Officer and Chief Operating Officer	$516,935	50%	N/A	N/A	142%	$161,490[4]

[1]	Assessment based on overall Company performance during 2018.
[2]	Mr. Smith’s 2018 incentive cash bonus was converted into U.S. Dollars using the Canadian to U.S. Dollar exchange rate in effect near the date on which his bonus award occurred.

3 Mr. Michels’ bonus was pro-rated to reflect his service prior to his March 31, 2018 retirement date.

4 Mr. Spair’s bonus was pro-rated to reflect his service prior to his June 8, 2018 retirement date.

2018 Long-Term Incentive Equity Awards

An additional way that we promote the long-term growth of the Company and align the interests of executives with those of our stockholders is by compensating executives with equity in the Company that vests over a multi-year period. To accomplish this, the Compensation Committee administers the Company’s LTIP (Long-Term Incentive Policy), pursuant to which grants of time-vested restricted shares and performance-vested restricted units are made to executive officers.

Incentive equity awards under the LTIP are made on an annual basis, and are discretionary and subject to approval by the Compensation Committee and/or the Board. Awards to individual participants under the LTIP are based on an evaluation of a number of factors, including:

•	Performance of the participant for the applicable year;
•	The participant’s level of responsibilities and relative contribution to the Company’s business;
•	A competitive assessment of awards at Peer Group companies;
•	History of equity awards to the participant; and
•	Other factors deemed relevant by the Compensation Committee and/or the Board.

Each participant’s individual performance for the applicable year is evaluated against his or her individual performance objectives for that year, except for Dr. Tang who is evaluated based on total Company performance.  As previously discussed, the performance of Messrs. Michels and Spair was also based on an assessment of total Company performance.  A “Meets Expectations” performance is typically the threshold requirement to receive an equity award under the LTIP. Awards below this performance level may be considered on an exception basis at the discretion of the Compensation Committee and/or the Board.

The value of potential incentive equity awards that could have been granted in 2018 under the LTIP (expressed as a percentage of annual base salary) based on performance during 2017, are summarized below:

2018 LTIP Award Ranges
	Performance
Position	Lower End	Target	Maximum
President/CEO	150%	200%	250%
CFO/COO	105%	140%	175%
EVP	95%	125%	155%
SVP and General Counsel	70%	100%	130%
Other SVPs	70%	90%	115%

 The percentages set forth above were established at levels that the Compensation Committee believed represented an appropriate long-term incentive compensation value for each executive, based on the results of a competitive assessment of long-term incentive awards at the Peer Group companies. Once the aggregate dollar value of an award has been established by applying the Compensation Committee approved award percentage to a participant’s base salary, the value is converted into shares or units based on a valuation of the restricted stock and restricted unit portions of the award using the average of the high and low stock price on the grant date as reported on the NASDAQ Stock Market.

In August 2018, the range of percentages set forth above for annual incentive equity awards was increased by the Compensation Committee for Mr. Jerrett, the Company’s Senior Vice President and General Counsel (i.e. from 70%/90%/115% to 70%/100%/130%), based on advice to the Compensation Committee from Pay Governance, in order to bring the range more closely in line with market levels. The new percentage range was effective beginning with the incentive equity awards made in 2018 for performance during 2017.

Under the LTIP, 50% of an executive’s total equity award consists of PRUs that will not vest until three years after the grant date and only if certain performance measures are met during that three-year period. In the past, the awards incorporated two performance metrics: (i) a CAGR for consolidated product revenues during the three-year period beginning with the year in which the award was made and (ii) a one-year “EPS” target for the year of award followed by a further two-year time-vesting requirement. However, in February 2018 when the Compensation Committee approved LTIP equity awards to executives for performance during 2017, the EPS performance measure used for past awards was changed to a one-year “IBIT”, or income before income tax, performance measure because of uncertainty related to the impact of recently enacted Federal tax legislation on our financial performance for 2018.  The remaining 50% of each executive’s incentive equity award consists of grants of time-vested RS that vest in equal annual installments over a three-year period. These vesting restrictions serve to promote the Company’s long-term growth by restricting executives’ ability to realize short-term gains from their awards. The Compensation Committee believes the terms of its incentive equity awards to executives are competitive with the terms of equity awards offered at comparable medical diagnostics and healthcare companies.

The structure of the equity awards reflects market-based good governance practices as well as input from our stockholders, several of whom advocated that a meaningful portion of the equity awards should have performance-based vesting. We believe 50% is a meaningful portion and is consistent with or exceeds the performance orientation of our Peer Group. In addition, although some stockholders have mentioned TSR as a possible performance target, most of the stockholders we have contacted in recent years indicated that other measures such as financial or operational objectives would also be appropriate. The Board decided to use consolidated net product revenue and IBIT targets because they are important for our business, especially as we continue improving our profitability, and because of the Board’s belief that these measures will directly influence the performance of our stock price over time. Under the terms of the awards, the impact of stock repurchase programs is excluded in determining whether an IBIT target is met. As discussed above, the Board does not believe that the use of TSR as a performance metric in the long-term incentive plan is appropriate at this time, although the choice of performance metrics will be reviewed each year.

The adoption of performance-based vesting conditions with a three-year service requirement for 50% of an executive’s annual equity award substantially strengthens the link between pay and performance and creates an appropriate long-term incentive for our executives. At the same time, the use of time-based vesting conditions for the remaining 50% of each award achieves the equally important goal of share ownership/accumulation through a share-price sensitive vehicle that directly promotes alignment with stockholders and further supports executive retention. Overall, the Compensation Committee and Board believe that this approach represents a balanced performance-based approach to our executive compensation program that is appropriate for our Company, directly responds to feedback from our stockholders, and is consistent with executive pay governance best practices.

Equity awards are generally made by the Compensation Committee each year as part of the normal annual compensation cycle. The awards for a particular year generally occur in late January or early February of the following year after the Company’s full year financial results are known and performance evaluations for the executive officers have been prepared. Equity awards approved by the Compensation Committee for the CEO are then reviewed and approved by the Board. In addition to the annual equity awards, the Compensation Committee may approve equity awards for newly hired officers or in recognition of an executive’s promotion or expansion of responsibilities. These latter grants may have vesting or other terms that differ from the terms generally approved for annual equity awards. Notwithstanding the terms of the LTIP, equity awards are made at the discretion of the Compensation Committee or Board.

Effective February 1, 2018, the Compensation Committee approved equity awards for the NEOs under the LTIP based on the performance evaluations of such officers for 2017, as summarized below. A description of the basis for each NEO’s 2017 performance evaluation is set forth above under the Section entitled, “2018 Base Salaries,” in this CD&A.  Since Dr. Tang and Mr. Cuca joined the Company later in the year, they did not participate in the annual equity awards provided to the other NEOs in 2018.  Instead, they both received onboarding equity awards pursuant to the terms of their respective employment agreements.  Dr. Tang received an award of 37,116 shares of time-vesting RS, having a value of $623,363, which will become fully vested on the fifth anniversary of the grant date.  Mr. Cuca received an equity award having an aggregate value of $435,758, consisting of 14,320 time-vested RS and 14,320 PRUs.  The terms of Mr. Cuca’s award are substantially the same as the terms of the annual incentive awards made to the Company’s other NEOs in February 2018 for performance during 2017.

The following summarizes the equity awards provided to the NEOs during 2018:

Executive Officer	2017 Performance Assessment	Time Vested Restricted Stock	Performance-Vested Restricted Units	Award Value (% of Base Salary)
Stephen S. Tang, Ph.D. President and Chief Executive Officer	N/A	37,116 Shs[1]	N/A	N/A
Roberto Cuca Chief Financial Officer	N/A	14,320 Shs[1]	14,320 Shs[1]	N/A
Anthony Zezzo II Executive Vice President, Business Unit Leader, Infectious Disease	Meets	9,714 Shs	9,714 Shs	105%
Brian Smith Executive Vice President, Business Unit Leader, Molecular Solutions	Outstanding	9,499 Shs	9,499 Shs	145%
Jack E. Jerrett Senior Vice President and General Counsel	Meets/Exceeds	8,755 Shs	8,755 Shs	105%
Douglas A. Michels Former President and Chief Executive Officer	N/A2	36,615 Shs	36,615 Shs	250%
Ronald H. Spair Former Chief Financial Officer and Chief Operating Officer	N/A2	18,371 Shs	18,371 Shs	160%

1 Onboarding equity awards pursuant to Dr. Tang’s and Mr. Cuca’s respective employment agreements.

2 Assessment based on overall Company performance during 2017.

Compensation Developments in 2019

LTIP Amendments.  In February 2019, the Compensation Committee recommended, and the Board approved, increased ranges for incentive equity awards under the LTIP for Dr. Tang, the Company’s President and CEO, and Mr. Jerrett, the Company’s Senior Vice President and General Counsel.  These changes were approved in order to bring the ranges more in line with market levels, based on market data and advice provided to the Compensation Committee by its compensation consultant, Pay Governance.  As a result, the ranges were changed as follows and will be effective for equity awards expected to be made in early 2020 for performance during 2019:

2019 LTIP Award Ranges
	President and CEO (% of Salary)
	Lower End	Target	Maximum
Old Range	150%	200%	250%
New Range	200%	250%	300%

	Senior Vice President and General Counsel (% of Salary)
	Lower End	Target	Maximum
Old Range	70%	100%	130%
New Range	95%	125%	155%

Pay Out Under 2016 PRUs.  We initially adopted the current structure for annual incentive equity awards in early 2016 for awards based on performance during 2015.  As noted above, these awards consisted of 50% time-vested RS and 50% PRUs.  The PRU portion of the award would not vest until three years after the grant date and only if a three-year product revenue CAGR target and/or a one-year EPS target were met.  The three-year service period for these PRUs expired on February 1, 2019.  Under the terms of the PRUs, the number of shares that are paid in settlement will depend on the degree to which the performance revenue CAGR and EPS measures were met.  The following table summarizes the potential range of shares that will be delivered based upon the degree of achievement of the applicable performance measures:

Achievement Level of Applicable Performance Target	Percentage of Restricted Units To Become Vested
80%	50%
90%	75%
100%	100%
110%	125%
120%	150%

For the 2016 PRUs, the Company exceeded both of the applicable performance measures by more than 120%, thereby resulting in the maximum payout of 150% under the foregoing table.  The following summarizes the three-year revenue CAGR and one-year EPS targets for the 2016 PRUs, our performance against these targets and the resulting number of shares delivered upon settlement of the PRUs:

	Performance Target	Actual Performance	% of Target	% Vested
CAGR	5.6%	16.6%	296%	150%
EPS	$0.20	$0.26	130%	150%

	2016 PRU’s Target and Actual Payout
	CAGR Target (# of shs)	CAGR Actual (# of shs)	EPS Target (# of shs)	EPS Actual (# of shs)
Stephen S. Tang, Ph.D.	N/A	N/A	N/A	N/A
Roberto Cuca	N/A	N/A	N/A	N/A
Anthony Zezzo II	16,090	24,135	16,090	24,135
Brian Smith	6,469	9,704	6,469	9,704
Jack E. Jerrett	12,025	18,038	12,025	18,038
Douglas A. Michels	59,745	89,618	59,745	89,618
Ronald H. Spair	29,466	44,199	29,466	44,199

OTHER COMPENSATION

We provide minimal additional benefits outside of our primary elements of compensation, as follows:

Retirement Programs

All of our U.S. employees, including executive officers, are eligible to participate in our 401(k) profit sharing plan (the “401(k) Plan”). We make matching contributions for participants on a dollar-for-dollar basis up to $4,000 per year. Payments of employer-provided benefits accrued for a 401(k) Plan participant will be made upon retirement or upon termination of employment prior to retirement, provided certain vesting conditions have been met by the participant prior to termination. Our subsidiary DNA Genotek, which is located in Canada, offers a registered retirement plan to its employees, which similarly allows employee contributions for retirement savings, with matching contributions by DNA Genotek of up to CAD $2,000 per year.

The Company also maintains the OraSure Technologies, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) for the benefit of the Company’s highly compensated employees, including all of the NEOs, and its non-employee Directors. The Deferred Compensation Plan allows participants to defer up to 100% of their annual base salaries (or fees in the case of non-employee Directors) and up to 100% of annual incentive cash bonuses and, upon vesting, restricted shares of the Company’s Common Stock awarded to the participant. The Company may also make discretionary contributions to the participants’ accounts that vest over one or more years as determined by the Company, as well as upon death, disability or a change of control. Since the Deferred Compensation Plan was put in place, the Company has made no discretionary contributions. Participants may elect to receive distributions of deferred amounts on a specified date, separation from service, a change of control, disability and/or death.

Perquisites and Other Compensation

As a general matter, the Compensation Committee and Board do not believe that executive officers should be treated differently than other employees by receiving special perquisites unrelated to our general compensation program. Therefore, our healthcare, disability, and other insurance programs and benefits are the same for all eligible employees, including executive officers. Executive officers do not receive any additional perquisites.

Potential Payments Upon Termination or Change of Control Pursuant to Employment Agreements

The Company has entered into employment agreements with each of the NEOs. In addition to the compensation elements discussed above, these agreements provide for post-employment severance payments and benefits in the event of termination of employment by the Company without “cause” or by the executive for “good reason” and (except for Mr. Smith) provide enhanced severance payments upon such terminations in connection with a “change of control” of the Company. The terms of these arrangements are discussed in more detail under the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change of Control,” in this Proxy Statement. The Compensation Committee believes that these arrangements are generally consistent with industry practice at the Peer Group companies, provide an incentive to the applicable executive to remain with the Company, and serve to align the interests of stockholders and the executives in the event of a change of control of the Company.

Accounting and Tax Treatment of Compensation.

In approving the amount and form of compensation for the NEOs, the Compensation Committee considers all elements of the cost to the Company of providing such compensation, including accounting and tax implications. In particular, it considers the potential impact of Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for certain covered employees. Historically, there had been an exemption that permitted qualified “performance-based compensation” to be exempt from this $1 million cap on deductibility. Under the Tax Cuts and Jobs Act enacted on December 22, 2017 (the “Tax Act”), this performance-based compensation exemption was eliminated. Thus, bonuses paid under the LTIP will be subject to the cap on deductibility described above unless they qualify for transition relief for certain pre-existing compensation arrangements. Notwithstanding the Tax Act, the Compensation Committee intends to maintain flexibility to pay compensation that is not entirely deductible when the best interests of the Company would make that advisable.

Compensation Recoupment Policy

The Board has adopted a compensation recoupment or “clawback” policy, applicable to all officers subject to Section 16 of the Exchange Act. Under this policy, the Company will pursue recoupment of any excess compensation, including incentive cash bonuses, restricted awards, stock options or other compensation, which was awarded to a covered officer based on financial statements of the Company where such statements are required to be restated as a result of the gross negligence, intentional misconduct or fraud of the covered officer. In addition to recoupment, the Company shall take such other remedial actions deemed necessary against a covered employee, including recommending disciplinary actions up to and including termination and other available remedies. The recovery period for recoupment of any compensation is up to three fiscal years preceding the date on which the Company is required to prepare and file the restated financial statements. This policy has been proactively adopted in advance of final guidance under Section 954 of the Dodd-Frank Act and will be amended to conform with this Section when final guidance is available.

CEO Pay Ratio

As required by applicable law and SEC regulations, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Stephen S. Tang, Ph.D., our President and CEO.

For the 2018 fiscal year, the median of the annual total compensation of all employees of the Company (other than Dr. Tang) and our subsidiary, DNA Genotek, was $60,826.  To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, we took the following steps:

•

We used the same median employee that we used in our pay ratio disclosure in our 2018 Proxy Statement for fiscal year 2017 because during 2018 there was no change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure.

●	We determined that, as of December 31, 2017, our world-wide employee population consisted of 363 people.

•

To identify the “median employee” from our employee population, we compared the amount of salary, wages, overtime, commissions and bonuses of our employees as reflected in our payroll records. In making this determination, we did not annualize the compensation of employees who were hired in 2017 but did not work for us for the entire fiscal year. Since we do not widely distribute annual equity awards to our employees, such awards were excluded from our compensation measure.

•

Using the same median employee we used in our 2018 Proxy Statement, we combined all of the elements of this employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation as described above.

In calculating Dr. Tang’s 2018 annual total compensation of $2,251,709 for purposes of this pay ratio disclosure, we annualized his base salary since he did not become our CEO until April 1, 2018 and included his other compensation reported in the SCT below.

Based on this information, for 2018 the ratio of the annual total compensation of Dr. Tang, our President and CEO, to the median of the annual total compensation for employees, was 37 to 1.

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our CEO and the other NEOs, for the fiscal years ended December 31, 2018, 2017 and 2016:

Name & Principal Position	Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards[3,4] ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation[5] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compen- sation[6] ($)	Total ($)
Stephen S. Tang, Ph.D.	2018	$412,885	230,000	$623,363	—	$818,346	—	15,000	$2,099,594
President and Chief
Executive Officer
Roberto Cuca	2018	$263,365	—	$435,758	—	$353,580	—	—	$1,052,703
Chief Financial Officer

Anthony Zezzo II	2018	$408,359	—	$420,519	—	$232,035	—	—	$1,060,913
Executive Vice President,	2017	$400,333	—	$391,691	—	$272,341	—	—	$1,064,365
Business Unit Leader	2016	$391,572	—	$345,614	—	$188,998	—	—	$926,184
Infectious Disease
Brian Smith	2018	$320,813	—	$411,212	—	$246,626	—	—	$978,651
Vice Chairman and	2017	$259,778	—	$225,386	—	$317,639	—	—	$802,803
Executive Vice President,
Innovation
Jack E. Jerrett	2018	$369,804	—	$379,004	—	$220,654	—	$4,000	$973,462
Senior Vice President	2017	$360,800	—	$264,761	—	$290,567	—	$4,000	$920,128
and General Counsel	2016	$352,878	—	$258,298	—	$149,043	—	$4,000	$764,219
Douglas A. Michels	2018	$220,986	—	$3,738,872	—	$198,968	—	$4,000	$4,162,826
Former President and	2017	$633,608	—	$1,378,310	—	$1,331,442	—	$4,000	$3,347,360
Former Chief Executive	2016	$612,339	—	$1,283,322	—	$646,586	—	$4,000	$2,546,247
Officer
Ronald H. Spair	2018	$294,053	—	$2,047,373	—	$161,490	—	$4,000	$2,506,916
Former Chief Financial	2017	$496,730	—	$696,357	—	$683,448	—	$4,000	$1,880,535
Officer and Former Chief	2016	$480,069	—	$632,930	—	$362,074	—	$4,000	$1,479,073
Operating Officer

____________________________________

[1]

The salaries shown for Dr. Tang and Mr. Cuca represent the amounts paid to these executives after they joined the Company on April 1, 2018 and May 7, 2018, respectively.  Mr. Smith’s 2018 salary was initially set at $300,622 and was increased to $334,000 in August 2018 to bring his compensation in line with market levels. Mr. Smith’s 2017 Canadian-based salary has been converted into U.S. dollars using the Canadian to U.S. Dollar exchange rate at December 31, 2017 and his 2018 Canadian-based salary has been converted into U.S. dollars using the Canadian to U.S. Dollar exchange rate at December 31, 2018.

2 The indicated amount represents an onboarding cash bonus paid to Dr. Tang pursuant to the terms of his employment agreement.

[3]

The indicated amounts reflect the aggregate grant date fair value of RS and PRU awards made to the NEOs during the applicable year, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. The value of the PRUs reflect the assumption that 100% of target will be achieved for each of the performance measures reflected in the terms of the restricted unit awards. Certain assumptions used in the calculation of the indicated amounts are set forth for the applicable year of award in footnote 9 to the Company’s audited consolidated financial statements for the year ended December 31, 2018, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2019 (the “2018 10-K Report”). The maximum grant-date fair value of the PRU awards made in 2018, assuming the highest level of performance measures will be achieved (120% of target resulting in a 150% payout), are as follows: Mr. Cuca, $326,818; Mr. Zezzo, $315,389; Mr. Smith, $308,409; Mr. Jerrett, $284,253; Mr. Michels, $1,188,798; and Mr. Spair, $596,460.

[4]

The amounts indicated for Mr. Michels and Mr. Spair for 2018 also include compensation resulting from the acceleration of unvested RS upon their retirement in the amount of $2,153,808 and $1,252,092, respectively.

[5]

The indicated amounts reflect incentive cash bonuses paid to the NEOs pursuant to an Incentive Plan, based on performance during the applicable year. For a description of incentive cash bonus payments for performance during 2018, see the Section entitled, “2018 Annual Incentive Cash Bonuses,” in the CD&A.

[6]

The indicated amounts reflect $4,000 in cash contributed to a 401(k) profit sharing plan as an employer-matching contribution, which was offered to U.S. employees of the Company during each of the indicated years. Mr. Smith was eligible to participate in our Canadian subsidiary’s registered retirement savings plan in 2018; however he elected not to participate. The amount indicated for Dr. Tang represents the reimbursement of legal fees he incurred in connection with the review and negotiation of his employment agreement with the Company.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes information concerning possible incentive cash bonuses and possible and actual RS and PRU awards for the NEOs during the fiscal year ended December 31, 2018:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[4]			Estimated Possible Payouts Under Equity Incentive Plan Awards[5]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# Shs.)		Target (# Shs.)		Maximum (# Shs.)		All other Stock Awards: Number of Shares of Stock or Units[6] (#Shs.)		All other Option Awards: Number of Securities Underlying Options (#Shs.)	Exercise of Base Price of Option awards ($/Sh)	Grant Date Fair Value of Stock Awards[7] ($)
Stephen S. Tang, Ph.D.	4/1/2018[1]	—	—	—	—		—		—		37,116	RS	—	—	$623,363
President and	N/A	$240,125	$480,250	$1,440,750	—		—		—		—		—	—	N/A
Chief Executive Officer
Roberto Cuca	5/7/2018[2]	—	—	—	—		—		—		14,320	RS	—	—	$217,879
Chief Financial Officer	5/7/2018[2]	—	—	—	—		—		—		14,320	PRU	—	—	$217,879
	N/A	$103,750	$207,500	$622,500	—		—		—		—		—	—	N/A
Anthony Zezzo II	2/1/2018[3]	—	—	—	—		—		—		9,714	RS	—	—	$210,260
Executive Vice President	2/1/2018[3]	—	—	—	—		—		—		9,714	PRU	—	—	$210,260
Business Unit Leader,	N/A	$81,703	$163,405	$490,216	8,789	RS	11,565	RS	14,340	RS	—		—	—	N/A
Infectious Disease	N/A	—	—	—	8,789	PRU	11,565	PRU	14,340	PRU	—		—	—	N/A
Brian Smith	2/1/2018[3]	—	—	—	—		—		—		9,499	RS	—	—	$205,606
Vice Chairman and	2/1/2018[3]	—	—	—	—		—		—		9,499	PRU	—	—	$205,606
Executive Vice President,	N/A	$66,800	$133,600	$400,800	6,224	RS	8,189	RS	10,155	RS	—		—	—	N/A
Innovation	N/A	—	—	—	6,224	PRU	8,189	PRU	10,155	PRU	—		—	—	N/A
Jack E. Jerrett	2/1/2018[3]	—	—	—	—		—		—		8,755	RS	—	—	$189,502
Senior Vice President	2/1/2018[3]	—	—	—	—		—		—		8,755	PRU	—	—	$189,502
and General Counsel	N/A	$64,746	$129,492	$388,476	5,837	RS	8,338	RS	10,839	RS	—		—	—	N/A
	N/A	—	—	—	5,837	PRU	8,338	PRU	10,839	PRU	—		—	—	N/A
Douglas A. Michels	2/1/2018[3]	—	—	—	—		—		—		36,615	RS	—	—	$792,532
Former President and	2/1/2018[3]	—	—	—	—		—		—		36,615	PRU	—	—	$792,532
Former Chief Executive	N/A	$280,237	$560,474	$1,681,422	21,969	RS	29,292	RS	36,615	RS	—		—	—	N/A
Officer	N/A	—	—	—	21,969	PRU	29,292	PRU	36,615	PRU	—		—	—	N/A
Ronald H. Spair	2/1/2018[3]	—	—	—	—		—		—		18,371	RS	—	—	$397,640
Former Chief Financial	2/1/2018[3]	—	—	—	—		—		—		18,371	PRU	—	—	$397,640
Officer and Former	N/A	$129,234	$258,468	$775,403	12,056	RS	16,075	RS	20,093	RS	—		—	—	N/A
Chief Operating	N/A	—	—	—	12,056	PRU	16,075	PRU	20,093	PRU	—		—	—	N/A
Officer
_________________________________

1   Onboarding award consisting of time-vested RS granted to Dr. Tang on his date of hire.

2   Onboarding award consisting of time-vested RS and PRUs granted to Mr. Cuca on his date of hire.

[3]

Annual Incentive equity awards to NEOs consisted of a combination of time-vested RS and PRUs that were determined for 2018 pursuant to the LTIP based on performance during 2017. Annual equity awards made during 2018 were approved by the Compensation Committee effective on February 1, 2018. For a description of these equity awards and their terms, see the Section entitled, “2018 Long-Term Incentive Awards,” in the CD&A.

[4]

The indicated amounts represent potential incentive cash bonus payments to the NEOs under the 2018 Incentive Plan. On January 25, 2019, bonus payments under the 2018 Incentive Plan were approved by the Compensation Committee for the NEOs, based on performance during 2018. The Threshold and Target amounts assume the executive receives 50% and 100% of his target bonus and that the aggregate bonus pool is funded at 50% and 100% for each performance objective in the 2018 Incentive Plan, respectively. The Maximum amounts assume that the recipient receives 150% of his target bonus based on performance for 2018 and that the bonus pool is funded at 200% or the Maximum level for each performance objective in the 2018 Incentive Plan. Because Messrs. Michaels and Spair retired from the Company during 2018, they ultimately received bonuses equal to their target amounts (after adjustment for bonus pool funding) pro-rated to their respective dates of retirement. A further description of the payments approved under the 2018 Incentive Plan is set forth in the Section entitled, “2018 Annual Incentive Cash Bonuses,” in the CD&A.

[5]

The indicated amounts represent the potential number of shares which could have been granted to the NEOs in 2018 in the form of RS and PRUs pursuant to the LTIP, based on performance during 2017. The individual share numbers for each potential award were calculated by dividing 50% of the long-term incentive targets for each NEO set forth in the LTIP by the mean between the high and low sales price of the Common Stock as reported by NASDAQ on the date of grant. The number of shares corresponding to the PRUs were calculated based on the assumption that 100% of target is achieved for each of the performance measures set forth in the terms of such PRU awards. The actual number of shares received upon vesting of the PRUs could vary from 50% to 150% of target depending on the degree to which the performance measures are achieved.

[6]

The indicated amounts represent the actual number of shares of RS or PRUs granted to the NEOs in 2018 under the LTIP, based on performance during 2017 or, in the case of Dr. Tang and Mr. Cuca, granted to those executives as onboarding compensation pursuant to their respective employment agreements. A further description of these equity awards and their terms is set forth in the Section entitled, “2018 Long-Term Incentive Awards,” in the CD&A.

[7]	The indicated amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018

The following table summarizes information regarding unexercised stock options and unvested RS and PRUs held by the NEOs as of December 31, 2018:

	Option Awards[1]						Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options[2] (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh.)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2](#)		Market Value of Shares or Units of Stock That Have Not Vested [10]($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested [2](#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested[10]($)
Stephen S. Tang, Ph.D.	16,667	—		—	$8.33	11/14/2026	—		—	—		—
President and Chief	—	—		—	—	—	37,116	3(a)	$433,515	—		—
Executive Officer
Roberto Cuca	—	—		—	—	—	14,320	4(a)	$167,258	—		—
Chief Financial Officer	—	—		—	—	—	—		—	7,160	4(b)	$83,629
	—	—		—	—	—	—		—	10,740	4(c)	$125,443
Anthony Zezzo II	36,204	—		—	$11.30	2/1/2022	—		—	—		—
Executive Vice President,	32,921	—		—	$7.05	2/1/2023	—		—	—		—
Business Unit Leader,	10,427	—		—	$5.72	2/3/2024	—		—	—		—
Infectious Disease	40,040	1,741	5(a)	—	$9.31	2/3/2025	—		—	—		—
	—	—		—	—	—	10,726	5(b)	$125,280	—		—
	—	—		—	—	—	14,719	5(c)	$171,918	—		—
	—	—		—	—	—	9,714	5(d)	$113,460	—		—
	—	—		—	—	—	—		—	24,135	5(e)	$281,897
	—	—		—	—	—	—		—	24,135	5(e)	$281,897
	—	—		—	—	—	—		—	16,560	5(f)	$193,421
	—	—		—	—	—	—		—	11,040	5(g)	$128,947
	—	—		—	—	—	—		—	7,286	5(h)	$85,100
	—	—		—	—	—	—		—	4,857	5(i)	$56,730
Brian Smith	1,343	—		—	$11.30	2/1/2022	—		—	—		—
Vice Chairman	7,777	730	6(a)	—	$9.31	2/3/2025	—		—	—		—
Executive Vice	—	—		—	—	—	4,312	6(b)	$50,364	—		—
President, Innovation	—	—		—	—	—	8,470	6(c)	$98,930	—		—
	—	—		—	—	—	9,499	6(d)	$110,948	—		—
	—	—		—	—	—	—		—	9,704	6(e)	$113,343
	—	—		—	—	—	—		—	9,704	6(e)	$113,343
	—	—		—	—	—	—		—	9,530	6(f)	$111,310
	—	—		—	—	—	—		—	6,352	6(g)	$74,191
	—	—		—	—	—	—		—	7,125	6(h)	$83,220
	—	—		—	—	—	—		—	4,749	6(i)	$55,468

	Option Awards[1]						Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options[2] (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh.)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2](#)		Market Value of Shares or Units of Stock That Have Not Vested [10]($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested [2](#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested[10]($)
Jack E. Jerrett	6,407	—		—	$5.72	2/3/2024	—		—	—		—
Senior Vice President and	12,133	1,517	7(a)	—	$9.31	2/3/2025	—		—	—		—
General Counsel	—	—		—	—	—	8,016	7(b)	$93,627	—		—
	—	—		—	—	—	9,949	7(c)	$116,204	—		—
	—	—		—	—	—	8,755	7(d)	$102,258	—		—
	—	—		—	—	—	—		—	18,038	7(e)	$210,684
	—	—		—	—	—	—		—	18,038	7(e)	$210,684
	—	—		—	—	—	—		—	11,195	7(f)	$130,758
	—	—		—	—	—	—		—	7,462	7(g)	$87,156
	—	—		—	—	—	—		—	6,567	7(h)	$76,703
	—	—		—	—	—	—		—	4,377	7(i)	$51,123
Douglas A. Michels	58,221	—		—	$5.72	2/3/2024	—		—	—		—
Former President and	82,378	—		—	$9.31	2/3/2025	—		—	—		—
Former Chief Executive	—	—		—	—	—	—		—	89,618	8(a)	$1,046,738
Officer	—	—		—	—	—	—		—	89,618	8(a)	$1,046,738
	—	—		—	—	—	—		—	58,272	8(b)	$680,617
	—	—		—	—	—	—		—	38,847	8(c)	$453,733
	—	—		—	—	—	—		—	27,642	8(d)	$322,859
	—	—		—	—	—	—		—	18,307	8(e)	$213,826
Ronald H. Spair	—	—		—	—	—	—		—	44,199	9(a)	$516,244
Former Chief Financial	—	—		—	—	—	—		—	44,199	9(a)	$516,244
Officer and Former Chief	—	—		—	—	—	—		—	29,441	9(b)	$343,871
Operating Officer	—	—		—	—	—	—		—	19,627	9(c)	$229,243
	—	—		—	—	—	—		—	13,779	9(d)	$160,939
	—	—		—	—	—	—		—	9,185	9(e)	$107,281

[1]	The table does not include RS and PRUs awarded to the NEOs in February 2019 pursuant to the LTIP in respect of performance during 2018.
[2]

Stock options vest over four years, with the first 25% vesting on the first anniversary of the grant date and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date. Grants of RS vest over a three-year period, with one-third vesting on the first anniversary of the grant date, a second third vesting on the second anniversary and the final third vesting on the third anniversary. PRUs will not vest until three years from the grant date and only if certain performance measures are met during the three-year service period.

[3]	The indicated stock options, RS, and PRUs vest as follows:
(a)	37,116 restricted shares cliff vesting on April 1, 2023
[4]	The indicated stock options, RS, and PRUs vest as follows:
(a)	4,774 restricted shares on May 7, 2019 and 4,773 restricted shares on May 7, 2020 and 2021;
(b)	7,160 PRUs cliff vesting on May 7, 2021, provided performance metrics have been achieved; and
(c)	10,740 PRUs cliff vesting on May 7, 2021, provided performance metrics have been achieved.
[5]	The indicated stock options, RS, and PRUs vest as follows:
(a)	870 options on January 3, 2019 and 871 options on February 3, 2019;
(b)	10,726 restricted shares on February 1, 2019;
(c)	7,360 restricted shares on February 1, 2019 and 7,359 restricted shares on February 1, 2020;
(d)	3,238 restricted shares on February 1, 2019, 2020 and 2021;
(e)	24,135 PRUs cliff vesting on February 1, 2019, provided performance metrics have been achieved;
(f)	16,560 PRUs cliff vesting on February 1, 2020, provided performance metrics have been achieved;
(g)	11,040 PRUs cliff vesting on February 1, 2020, provided performance metrics have been achieved;
(h)	7,286 PRUs cliff vesting on February 1, 2021, provided performance metrics have been achieved; and
(i)	4,857 PRUs cliff vesting on February 1, 2021, provided performance metrics have been achieved.

[6]	The indicated stock options, RS, and PRUs vest as follows:
(a)	365 options on January 3 and February 3, 2019;
(b)	4,312 restricted shares on February 1, 2019;
(c)	4,235 restricted shares on February 1, 2019 and 2020;
(d)	3,167 restricted shares on February 1, 2019, 3,166 restricted shares on February 1, 2020 and 3,166 restricted shares on February 5, 2020;
(e)	9,704 PRUs cliff vesting on February 1, 2019, provided performance metrics have been achieved;
(f)	9,530 PRUs cliff vesting on February 1, 2020, provided performance metrics have been achieved;
(g)	6,352 PRUs cliff vesting on February 1, 2020, provided performance metrics have been achieved;
(h)	7,125 PRUs cliff vesting on February 1, 2021, provided performance metrics have been achieved; and
(i)	4,749 PRUs cliff vesting on February 1, 2021, provided performance metrics have been achieved;
[7]	The indicated stock options, RS, and PRUs vest as follows:
(a)	758 options on January 3, 2019 and 759 options February 3, 2019;
(b)	8,016 restricted shares on February 1, 2019;
(c)	4,975 restricted shares on February 1, 2019 and 4,974 restricted shares on February 1, 2020;
(d)	2,919 restricted shares on February 1, 2019 and 2,918 restricted shares on February 1, 2020 and 2021;
(e)	18,038 PRUs cliff vesting on February 1, 2019, provided performance metrics have been achieved;
(f)	11,195 PRUs cliff vesting on February 1, 2020, provided performance metrics have been achieved;
(g)	7,462 PRUs cliff vesting on February 1, 2020, provided performance metrics have been achieved;
(h)	6,567 PRUs cliff vesting on February 1, 2021, provided performance metrics have been achieved; and
(i)	4,377 PRUs cliff vesting on February 1, 2021, provided performance metrics have been achieved.

[8]	The indicated stock options, RS, and PRUs vest as follows:

(a)	89,618 PRUs cliff vesting on February 1, 2019, provided performance metrics have been achieved;
(b)	58,272 PRUs cliff vesting on February 1, 2020, provided performance metrics have been achieved;
(c)	38,847 PRUs cliff vesting on February 1, 2020, provided performance metrics have been achieved;
(d)	27,642 PRUs cliff vesting on February 1, 2021, provided performance metrics have been achieved; and
(e)	18,307 PRUs cliff vesting on February 1, 2021, provided performance metrics have been achieved.

[9]	The indicated stock options, RS, and PRUs vest as follows:

(a)	44,199 PRUs cliff vesting on February 1, 2019, provided performance metrics have been achieved;
(b)	29,441 PRUs cliff vesting on February 1, 2020, provided performance metrics have been achieved;
(c)	19,627 PRUs cliff vesting on February 1, 2020, provided performance metrics have been achieved;
(d)	13,779 PRUs cliff vesting on February 1, 2021, provided performance metrics have been achieved; and
(e)	9,185 PRUs cliff vesting on February 1, 2021, provided performance metrics have been achieved.

[10]

The indicated values were determined by multiplying the number of unvested shares of RS and unvested PRUs shown in this table by $11.68 per share, the closing price of the Company’s Common Stock as reported by NASDAQ on December 31, 2018.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes information with respect to the exercise of stock options and vesting of RS for each of the NEOs during the fiscal year ended December 31, 2018:

	Option Awards		Stock Awards[1]
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[2] ($)	Number Of Shares Acquired on Vesting (#)	Value Realized on Vesting[3] ($)
Stephen S. Tang, Ph.D.	23,333	$225,047	7,952	$127,073
President and Chief Executive Officer
Roberto Cuca	—	—	—	—
Chief Financial Officer
Anthony Zezzo II	—	—	22,942	$493,539
Executive Vice President, Business Unit Leader, Infectious Disease
Brian Smith	20,000	$240,070	10,583	$227,799
Vice Chairman and Executive Vice President, Innovation

	Option Awards		Stock Awards[1]
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[2] ($)	Number Of Shares Acquired on Vesting (#)	Value Realized on Vesting[3] ($)
Jack E. Jerrett	—	—	17,222	$370,107
Senior Vice President and General Counsel
Douglas A. Michels	—	—	213,948	$3,996,562
Former President and Chief Executive Officer
Ronald H. Spair	46,669	$402,844	106,392	$2,027,695
Former Chief Financial Officer and Chief Operating Officer

[1] There were no PRUs that vested during 2018.

2 The indicated amounts represent the number of shares acquired upon exercise of the options multiplied by the difference between the market value of the Company’s Common Stock on the applicable exercise date and the option exercise price.

[3]

The indicated amounts were calculated by multiplying the number of restricted shares acquired upon vesting by the market value of the Company’s Common Stock on the applicable vesting date. The market value was determined by calculating the mean between the high and low sales prices of the Common Stock as reported by NASDAQ on the vesting date.

RETIREMENT BENEFITS

The NEOs are eligible to participate in our 401(k) Plan or, in the case of Mr. Smith, a registered retirement plan offered by DNA Genotek, on the same terms and conditions applicable to other employees. For a further description of the terms of the 401(k) Plan, see the Section entitled, “Retirement Programs,” in the CD&A.

NONQUALIFIED DEFERRED COMPENSATION

The OraSure Technologies, Inc. Deferred Compensation Plan (the “Plan”) is a non-qualified deferred compensation plan designed to provide deferred compensation benefits to a select group of the Company’s highly compensated employees, including all of the NEOs, and to non-employee members of the Board.

The Plan allows for deferrals by participants of up to 100% of their annual base salaries (or in the case of non-employee Directors, 100% of fees payable under the Company’s Non-Employee Director Compensation Policy), up to 100% of annual incentive cash bonuses and, upon vesting, restricted shares of the Company’s Common Stock and shares received in respect of performance-vested restricted units awarded under the LTIP. The Company may also make discretionary contributions to the accounts of employees participating in the Plan. Cash balances in participants’ accounts may be invested in a list of investment options that are similar to the fund choices offered in the Company’s 401(k) plan. Participants will be permitted to sell vested shares in their accounts, subject to compliance with the Company’s Insider Trading Policy and applicable securities laws, and invest the proceeds of any such sale in the investment options available under the Plan. Participants will be 100% vested in their accounts and the restricted shares they defer, except that Company contributions will vest over one or more years as determined by the Company. In the event of death, disability or change of control, a participant will become 100% vested in any then unvested Company contributions.

Participants may elect to receive a distribution from his or her account upon a specified date, separation from service, change of control, disability and/or death. Distributions will be made in a lump sum or installments, as allowed under the Plan.

Amounts contributed to a participant’s account through elective deferrals or through the Company’s discretionary contributions are generally not subject to income tax, and the Company does not receive a deduction until they are distributed pursuant to the Plan.

However, cash deferrals are subject to the Federal Insurance Contributions Act Tax imposed at the time of deferral (the “FICA tax”). Deferrals of restricted shares and shares received in respect of performance-vested restricted units are subject to the FICA tax at the time the shares vest, but are not subject to income tax, and the Company does not receive the deduction until the shares are distributed pursuant to the Plan. The Company may amend or terminate the Plan at any time in accordance with applicable law.

The following table summarizes information for each NEO with respect to the Plan for the fiscal year ended December 31, 2018:

Name	Executive Contributions[1] ($)	Registrant Contributions ($)	Aggregate Earnings/ Loss[2] ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/18[1,2] ($)
Stephen S. Tang, Ph.D. President and Chief Executive Officer	—	—	—	—	—
Roberto Cuca Chief Financial Officer	—	—	—	—	—
Anthony Zezzo II Executive Vice President, Business Unit Leader Infectious Disease	—	—	—	—	—
Brian Smith Vice Chairman and Executive Vice President, Innovation	—	—	—	—	—
Jack E. Jerrett Senior Vice President and General Counsel	—	—	—	—	—
Douglas A. Michels Former President and Former Chief Executive Officer	—	—	—	—	—
Ronald H. Spair Former Chief Financial Officer and Former Chief Operating Officer	$1,971,087	—	$748,726	$791,107	$3,209,273

[1]	The indicated amounts of NEO contributions have been reported as compensation in the Summary Compensation Table.
[2]

There were no earnings or deferred compensation at above market or preferential rates and, therefore, no earnings have been reported as compensation in the Summary Compensation Table for 2018. Aggregate earnings include dividends and interest earned during the period, as well as the net unrealized appreciation of the underlying investments in the participant’s account.

 EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Employment Agreements

We have entered into employment agreements with all of our NEOs. We believe such agreements are necessary to attract and retain critical talent, and are in-line with market practices. The following summary describes the material terms of the employment arrangements with Dr. Tang and the other NEOs.

In January 2018, we entered into an employment agreement with Dr. Tang in connection with his appointment as the Company’s new President and CEO, effective April 1, 2018. Under the agreement, Dr. Tang will receive (i) an annual base salary of at least $565,000, (ii) an annual cash bonus opportunity under the Company’s annual Incentive Plan with a bonus target of at least 85% of his base salary and (iii) annual equity awards under the Company’s LTIP ranging from at least 150%-250% of his base salary, with a target of 200%. Dr. Tang also received a sign-on cash bonus of $230,000 and an award of 37,116 shares of time-vested RS. The award of RS will vest on the fifth anniversary of Dr. Tang’s date of employment. Upon a termination of employment, Dr. Tang’s agreement provides for certain post-employment severance and other benefits, as described below.

Dr. Tang’s employment agreement will terminate upon his death or disability. In addition, Dr. Tang may unilaterally terminate his employment at any time and for any reason upon 90 days written notice to the Company or for “good reason” (as defined below). Dr. Tang’s employment agreement can also be terminated by the Company for “Cause” (as defined below) or without “Cause.”

As used in Dr. Tang’s agreement, the term “good reason” means (i) a material breach of the agreement by the Company, (ii) a material diminution in Dr. Tang’s base compensation or authority, duties or responsibilities (following a change of control, such a diminution shall occur if Dr. Tang no longer functions as the sole chief executive officer of the successor organization), (iii) a material change in Dr. Tang’s reporting relationship from the Board to another employee of the Company (following a change of control, such a diminution shall occur if Dr. Tang no longer reports to the board of directors of a public company),  or (iv) a material change in Dr. Tang’s job location.

A “change of control” generally is defined to take place when disclosure of such a change would be required by the proxy rules promulgated by the SEC or when:

•

any person, or more than one person acting as a group within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations issued thereunder, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

•

any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock;

•

a majority of the members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

•

a person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions.

A “change of control period” is the period which begins 60 days prior to the occurrence of a change of control and ends 18 months thereafter.

“Cause” is defined as (i) the willful and continued failure by Dr. Tang to substantially perform his duties as provided in the agreement after a written demand for substantial performance is delivered to Dr. Tang by the Board, and Dr. Tang’s failure to comply with such demand within a reasonable time; (ii) the engaging by Dr. Tang in gross misconduct or gross negligence materially injurious to the Company; (iii) the commission of any act in direct competition with or materially detrimental to the best interests of the Company; or (iv) Dr. Tang’ conviction of having committed a felony.

Upon the termination of Dr. Tang’s employment for any reason, Dr. Tang will be entitled to receive his salary through the date of termination and any bonus approved by the Board or the Compensation Committee prior to the date of termination but not yet paid. In the case of a termination upon his death or disability or by the Company without Cause, or in the case of a unilateral termination by Dr. Tang or a termination by Dr. Tang for good reason where in either case the termination occurs after June 30 of any year, Dr. Tang will also receive a cash bonus for the year of termination prorated through the date of termination. In addition, if termination is for good reason or without Cause (which includes the Company’s failure to renew the agreement) and does not occur during a change of control period, Dr. Tang would receive additional severance in the form of a lump sum amount equivalent to 18 months of his annual salary plus reimbursement of the costs of continuation coverage under the Company’s health plans (if Dr. Tang elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985) for a period of 18 months after the date of termination. If, however, termination is for good reason or without Cause (which includes the Company’s failure to renew the agreement) and occurs during a change of control period, Dr. Tang will receive a lump sum amount equivalent to 36 months of his annual salary and reimbursement of continuation coverage under the Company’s health plan for 36 months. If Dr. Tang is a “specified employee” within the meaning of Code Section 409A at the time of the termination of his employment and any of the foregoing payments would subject him to any tax, interest or penalty under Code Section 409A or regulation thereunder, then the payment shall not be made until the first day which is at least six months after the date of termination of his employment.

All stock awards granted to Dr. Tang are required to immediately vest (i) in the event of a change of control or (ii) if Dr. Tang’s employment is terminated for good reason by Dr. Tang or by the Company without Cause during a change of control period, and 50% of such stock awards shall vest in the event Dr. Tang’s employment is terminated for good reason by Dr. Tang or by the Company without Cause during any period other than a change of control period.

In May 2018, we entered into an employment agreement with Mr. Cuca, pursuant to which Mr. Cuca will receive (i) an annual base salary of at least $415,000, (ii) a target bonus opportunity under the Company’s annual incentive plan of 50% of his base salary, and (iii) annual equity awards under the Company’s long-term incentive policy ranging from 105% to 175% of his base salary (with a target of 140%).   Mr. Cuca also received an onboarding equity award having an aggregate value of $435,750.  This award consisted of 50% time-vested RS and 50% PRUs.  The terms of Mr. Cuca’s award are substantially the same as the terms of awards made to the Company’s other executives in February 2018.

The termination and severance provisions in the employment agreements for Mr. Cuca and the other NEOs (except for Mr. Smith) are substantially similar to Dr. Tang’s employment agreement, with the following exceptions: Mr. Jerrett is entitled to receive severance equivalent to 12 months of his annual salary, rather than 18 months, in the event of a termination for good reason or without Cause where such termination does not occur during a change of control period and he will be entitled to receive severance equivalent to 24 months of his annual salary, rather than the 36 months, if Mr. Jerrett terminates his agreement after a change of control or a termination for good reason or without Cause occurs during a change of control period. Mr. Zezzo will also be entitled to receive severance equal to 12 months of his annual salary if he is terminated for good reason or without Cause, but he will receive 24 months of his annual salary if such termination occurs during a change of control period. In the employment agreements with Messrs. Zezzo and Jerrett, the term “good reason” also includes a material diminution of the budget over which the executive exercises control and a change of control period begins upon the occurrence of a change of control. Finally, neither Mr. Zezzo nor Mr. Jerrett shall be entitled to a prorated bonus in the event of a unilateral termination by either executive after June 30 of the applicable year.

If Mr. Smith’s employment is terminated by the Company without “Cause” or for “good reason”, Mr. Smith will receive severance equal to 12 months of his base salary. As used in Mr. Smith’s employment agreement, “good reason” will occur if Mr. Smith terminates his employment within 30 days of the occurrence of any of the following: (i) any material reduction in his salary and bonus; (ii) a material amendment to his duties, including any transfer to any position other than his current position unless such transfer is clearly consistent with a promotion; or (iii) any required relocation beyond a 50 kilometer radius from the company’s head office. A termination of Mr. Smith’s employment for “Cause” will occur if the following events occur: (i) the act or omission involving (A) material dishonesty or (B) fraud with respect to the company, its subsidiaries or any of their customers or suppliers; (ii) a substantial and repeated failure to perform his duties; (iii) gross negligence or willful misconduct; or (iv) conduct tending to bring the company or any of its subsidiaries into substantial disgrace or disrepute.

Retirement Agreements

As we previously announced, during 2018 we entered into a retirement agreement with Mr. Michels, our former President and CEO, which provided that: (i) the unvested portions of stock options and time-vested RS awards granted to Mr. Michels prior to the date of his retirement agreement would vest in full as of March 31, 2018, his retirement date; (ii) the unvested portions of PRUs granted to Mr. Michels prior to the date of his retirement agreement would vest in full three years after the grant date, subject to the satisfaction of performance measures applicable to such PRUs, in accordance with the original terms of the relevant award agreement, but without the requirement that Mr. Michels continue to be employed by the Company after his retirement date; (iii) Mr. Michels would receive a pro-rated bonus payment under the Company’s 2018 Incentive Plan equal to 85% of his base salary, subject to adjustment to reflect the actual bonus pool funding approved by the Board; (iv) Mr. Michels would receive his normal annual equity award in 2018 for his performance during 2017 pursuant to the LTIP, with a grant date value at least equal to 200% of Mr. Michels’ base salary, with the RS portion of the award vesting on Mr. Michels’ retirement date and the PRU portion vesting three years after the grant date, subject to the satisfaction of performance measures determined by the Board, but without the requirement that Mr. Michels continue to be employed by the Company after his retirement date; and (v) if after retirement Mr. Michels elects to receive continuation coverage under the Company’s group health plan pursuant to the COBRA and maintains such coverage for the full period permitted by law, he would have the right to elect to continue such coverage at his own cost and expense under the terms of the Company’s group health plan.

As we also previously announced, we also entered into a retirement agreement with Mr. Spair in 2018 that contains the same terms as Mr. Michels’ retirement agreement, except that Mr. Spair’s retirement agreement provided that his 2018 equity award (for his performance during 2017) would have a grant date value at least equal to 140% of his base salary, and his bonus payment under the Company’s 2018 Incentive Plan would be based on his target of 50% of his base salary, subject to adjustment to reflect the actual bonus pool funding approved by the Board, and would be pro-rated to his date of retirement.

Finally, as previously announced, we entered into a retirement agreement with Brian Smith, pursuant to which Mr. Smith left his position as Executive Vice President, Business Unit Leader, Molecular Solutions of DNAG and became Vice Chairman and Executive Vice President, Innovation at DNAG, beginning January 1, 2019.  Pursuant to his retirement agreement, Mr. Smith will lead the Company’s global innovation function, consult on strategy and business matters and transition his duties to Ms. Kathleen G. Weber, his successor who now serves as Executive Vice President, Business Unit Leader, Molecular Solutions at DNAG.  Mr. Smith will be eligible to receive an incentive cash bonus under our 2019 Incentive Plan based on a 40% base salary target, consistent with past practice.  The unvested portions of time-vested RS awards received by Mr. Smith prior to January 1, 2019 will vest in full on his February 5, 2020 planned retirement date.  In addition, the unvested portions of PRUs received by Mr. Smith prior to January 1, 2019 will vest in full three years after the grant date, subject to satisfaction of performance measures applicable to such awards, in accordance with the original terms of the original award agreement, but without the requirement that Mr. Smith continue to be employed after his retirement date.  Mr. Smith received his normal annual equity award in 2019 for his performance during 2018 and will receive his normal annual equity award in 2020 for his performance during 2019, consistent with past practice, with such awards consisting of 50% time-vested RS and 50% PRUs.  Finally, Mr. Smith will receive additional supplemental equity awards in both 2019 and 2020 at the same time the annual LTIP awards are granted to other senior executives, with such awards ranging from 25,000 to 37,500 PRUs for achievement of 100% to 120% of the applicable net revenue budget for DNAG for 2019 and 2020, as applicable.  These supplemental awards will vest one year after the grant date to the extent the net revenue target is met with respect to the applicable year.

The following table provides estimates of the potential severance and other post-termination benefits the NEOs (except for Messrs. Michels and Spair, because they are no longer with the Company) would receive assuming their employment was terminated as of December 31, 2018:

Name	Benefit	Voluntary Termination or Termination for Cause[1]	Termination for Death or Disability[2]	Termination for Good Reason or Without Cause Not Within Change of Control Period[2]	Voluntary Termination after Change of Control (only for Mr. Jerrett), or Termination for Good Reason or Without Cause Within Change of Control Period[2]
Stephen S. Tang, Ph.D.	Salary Continuation	—	—	$847,500	$1,695,000
President	Bonus	$480,250	$818,346	$480,250	$480,250
and Chief Executive Officer	Accelerated Option Vesting	—	—	—	—
	Accelerated Restricted Stock/Unit Vesting	—	$433,515	$216,757	$433,515
	Health Care Benefits	—	—	$39,088	$39,088
	Total	$480,250	$1,251,861	$1,583,595	$2,647,853
Roberto Cuca	Salary Continuation	—	—	$622,500	$1,245,000
Chief Financial Officer	Bonus	$207,500	$353,580	$207,500	$207,500
	Accelerated Option Vesting	—	—	—	—
	Accelerated Restricted Stock/Unit Vesting	—	$334,515	$167,258	$334,515
	Health Care Benefits	—	—	$3,456	$3,456
	Total	$207,500	$688,095	$1,000,714	$1,790,471
Anthony Zezzo II	Salary Continuation	—	—	$408,513	$817,026
Executive Vice President,	Bonus	—	$232,035	$163,405	$163,405
Business Unit Leader,	Accelerated Option Vesting	—	4,135	$2,067	$4,135
Infectious Disease	Accelerated Restricted Stock/Unit Vesting	—	$1,157,873	$578,937	$1,157,873
	Health Care Benefits	—	—	$4,687	$4,687
	Total	$—	$1,394,043	$1,157,609	$2,147,126
Brian Smith	Salary Continuation	—	—	$334,000	$334,000
Executive Vice President,	Bonus	—	$246,626	—	—
Business Unit Leader	Accelerated Option Vesting	—	1,734	$867	$1,734
Molecular Solutions	Accelerated Restricted Stock/Unit Vesting	—	$670,701	$335,350	$670,701
	Health Care Benefits	—	—	—	—
	Total	—	$919,061	$670,217	$1,006,435
Jack E. Jerrett	Salary Continuation	—	—	$369,977	$739,954
Senior Vice President	Bonus	—	$220,654	$129,492	$129,492
and General Counsel	Accelerated Option Vesting	—	3,603	$1,801	$3,603
	Accelerated Restricted Stock/Unit Vesting	—	$869,576	$434,788	$869,576
	Health Care Benefits	—	—	$29,716	$29,716
	Total	—	$1,093,833	$965,774	$1,772,341

1 In the event of a unilateral termination by Dr. Tang or Mr. Cuca after June 30, they would receive a prorated bonus for the year in which termination occurs.

[2]

The indicated values for the accelerated vesting of stock options reflect (i) the number of option shares which would vest on an accelerated basis, multiplied by (ii) the excess, if any, of the $11.68 per share closing price for the Company’s Common Stock, as reported by NASDAQ on December 31, 2018, over the applicable exercise price for each option. The indicated values for the accelerated vesting of RS and PRUs reflect the $11.68 per share closing price on December 31, 2018 multiplied by the number of shares which would vest on an accelerated basis (assuming, in the case of restricted units, that the applicable performance measures for the PRUs are met at 100% of target).

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2018 about the shares of Common Stock that may be issued upon the exercise of options under the OraSure Technologies, Inc. Stock Award Plan (“Award Plan”). The Award Plan, was adopted by the Company in connection with the merger of Epitope and STC to form the Company in September 2000. Additional grants of equity compensation may only be made under the Award Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted- Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,083,102	$10.19	3,704,243	[1]
Equity compensation plans not approved by security holders	—	—	—
Total	1,083,102		3,704,243
[1]	Represents shares remaining available for future issuance as of December 31, 2018 under the Award Plan.

DIRECTOR COMPENSATION

ANNUAL FEES

Under our Non-Employee Director Compensation Policy (“Director Policy”), non-employee members of the Board receive fixed annual fees for service on the Board and Committees of the Board during 2018, as set forth below. The fees were paid quarterly in arrears.

Position	Annual Fee
Board Chairman	$80,000
Non-Chairman Board Member	$55,000
Audit Chairman	$20,000
Compensation Chairman	$20,000
N&CG Chairman	$20,000
Non-Chairman Audit Member	$5,000
Non-Chairman Compensation Member	$5,000
Non-Chairman N&CG Member	$5,000

INITIAL EQUITY AWARDS

Non-employee Directors receive an initial grant of 40,000 stock options for the Company’s Common Stock upon joining the Board (the “Initial Grant”). An additional grant of 40,000 stock options is also made to any non-employee Director who becomes Chairman of the Board (the “Chairman Grant”). The options granted to non-employee Directors are nonqualified stock options and have an exercise price equal to the mean between the high and low sales prices of the Company’s Common Stock as quoted on the NASDAQ Stock Market on the grant date. Each Initial Grant and Chairman Grant generally vest on a monthly basis over the 24 months immediately following the grant date. Payment of the exercise price may be made in cash or by delivery of previously acquired shares of Common Stock having a fair market value equal to the aggregate exercise price.

ANNUAL EQUITY AWARDS

Under the Director Policy, each non-employee Director receives an annual grant of restricted shares (the “Annual Grant”) of the Company’s Common Stock on the date of each annual meeting of stockholders. Annual grants are made using a value transfer award method similar to that used for our executives under the LTIP. The dollar values of the Annual Awards were determined by the Compensation Committee and Board based on advice from an independent Compensation Consultant previously engaged by the Committee and an assessment of director equity awards made at comparable medical diagnostics and healthcare companies.

Under the Director Policy, Annual Grants of restricted stock were made in 2018 pursuant to the values set forth in the following table:

Board Position	Award Grant Value
Chairman	$120,000
Non-Chairman Director	$95,000

The dollar value of each Annual Grant is converted into restricted stock by dividing the above values by the average of the high and low sales prices of the Company’s Common Stock, as reported on the NASDAQ Stock Market, on the grant date. Annual Grants of restricted stock will vest on the date that is twelve months from the date of grant. Non-employee Directors are permitted to direct the Company to withhold restricted stock in order to pay tax withholding obligations arising upon the vesting of such shares.

EQUITY AWARD TERMS

Any unvested stock options and restricted stock granted to non-employee Directors will vest in their entirety immediately upon the occurrence of a “change of control” of the Company. A “change of control” means a change of control that would be required to be reported under the Securities Exchange Act of 1934, as amended, and would be deemed to have occurred at such time as (i) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; (ii) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock; (iii) a majority of the members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) a person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions. In addition, if a non-employee Director leaves the Board for any reason other than a change of control, prior to the end of the vesting period for the Annual Grant of restricted stock, such award shall immediately vest on a pro-rata basis based on the actual duration of such Director’s service to the Board during such vesting period.

DEFERRED COMPENSATION

Non-employee Directors are permitted to defer all or a portion of the fees and grants of restricted stock under the Company’s Non-Qualified Deferred Compensation Plan, on terms similar to those applicable to our officers.

DIRECTOR COMPENSATION DURING 2018

The following table summarizes information related to compensation of non-employee Directors during the fiscal year ended December 31, 2018:

Name[1,2]	Fees Earned or Paid in Cash ($)	Stock Awards[3] ($)	Option Awards[4] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Mara G. Aspinall	$62,250	$94,986	—	—	—	—	$157,236
Michael Celano	$83,000	$120,000	$303,360	—	—	—	$506,360
Eamonn P. Hobbs	$62,250	$94,986	—	—	—	—	$157,236
Ronny B. Lancaster	$74,750	$94,986	—	—	—	—	$169,736
Charles W. Patrick	$74,000	$94,986	—	—	—	—	$168,986
Aradhana Sarin, M.D.	$68,378	$94,986	$398,948	—	—	—	$562,312

[1]

Because Dr. Tang is an officer of the Company, he is not entitled to any separate compensation for service on the Board or any Committee thereof and has not been included in this table. Dr. Sarin became a Director in February 2018.

[2]

Non-employee Directors held the following number of unvested shares of restricted stock (“RS”) and stock options (“SOs”) at December 31, 2018: Ms. Aspinall: 6,144 RS; 10,000 SOs; Mr. Celano: 7,762 RS; 26,668 SOs; Mr. Hobbs: 6,144 RS; Mr. Lancaster: 6,144 RS; Mr. Patrick: 6,144 RS; and Dr. Sarin: 6,144 RS; 21,667 SOs. The aggregate number of stock options and restricted shares held by Dr. Tang are set forth in the table in the Section entitled, “Outstanding Equity Awards,” in this Proxy Statement.

[3]	The indicated amounts reflect the aggregate grant date fair value of restricted stock awards made to non-employee Directors during 2018, computed in accordance with FAS ASC Topic 718.
[4]

The indicated amount reflects the aggregate grant date fair value of the stock option award made to Dr. Sarin upon being elected as a Director, computed in accordance with FAS ASC Topic 718. Dr. Sarin received a stock option award for 40,000 shares upon joining the Board in February 2018 and Mr. Celano received a stock option award for 40,000 shares upon being elected Chairman of the Board in 2018. Certain assumptions used in the calculation of the indicated amounts are set forth in footnote 9 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2018, included in the Company’s 2018 Annual Report on Form 10-K.

 PROPOSALS REQUIRING YOUR VOTE

PROPOSAL NO. 1. ELECTION OF DIRECTORS

Background

At the Annual Meeting, you will be asked to vote on the election of two Directors. A majority of the independent members of the Board have nominated Eamonn P. Hobbs and Stephen S. Tang, Ph.D. for election as Class I Directors, for terms expiring at the Annual Meeting of Stockholders in 2022.

Each of the nominees for election as Directors is presently a member of our Board and has consented to continue to serve if re-elected to the Board. Mr. Hobbs joined the Board in 2016 and serves as a member of the Compensation Committee and Chairman of the Nominating and Corporate Governance Committee. Dr. Tang joined the Board in 2011 and now serves as the Company’s President and CEO.

We do not know of anything that would preclude any nominee from serving. However, should any nominee for any reason become unable or unwilling to serve as a Director, the persons named in the enclosed Proxy Card will vote the shares represented by each Proxy for such substitute nominee as the Board may approve.

Any vacancy that occurs on the Board that results from an increase in the number of Directors may be filled by the affirmative vote of a majority of the Directors then in office, and any other vacancy on the Board may be filled by the affirmative vote of a majority of the Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director.

Certain information with respect to each person nominated for election as a Director and each person whose term of office as a Director will continue after the Annual Meeting, including the particular experience, qualifications, attributes and skills they possess that led to the conclusion that they should serve as a Director, is set forth below.

Name	Principal Occupation	Age	Director Since
Class I (Nominees with Terms Expiring in 2019):
Eamonn P. Hobbs	President of Hobbs Medical Ventures, LLC	60	2016
Stephen S. Tang, Ph.D.	President and Chief Executive Officer of OraSure Technologies, Inc.	58	2011

Class II (Directors Whose Terms Expire in 2020):
Mara G. Aspinall	President & Chief Executive Officer of Health Catalysts Group	56	2017
Ronny B. Lancaster	Former Senior Vice President for Federal Government Relations of Assurant, Inc.	67	2003
Aradhana Sarin, M.D.	Executive Vice President, Chief Strategy and Business Officer of Alexion Pharmaceuticals	44	2018

Class III (Directors Whose Terms Expire in 2021):
Michael Celano	Chief Operating Officer of Recro Pharma, Inc.	60	2006
Charles W. Patrick	Principal, Patrick Consulting	64	2006

Eamonn P. Hobbs

Independent Director Director since: 2016 Class I Nominee Term Expires: 2019 Age: 60 Other Current Public Company Directorships: None

Mr. Hobbs serves as President of Hobbs Medical Ventures, LLC, a consulting company he founded in the healthcare field. In March 2018, he co-founded and serves as Chairman of the Board and CEO of ImmunSYS, Inc. a company that is developing a new immunotherapy for late stage metastatic prostate cancer.  From December 2016 to June 2017, Mr. Hobbs served as President and CEO of Digital Cognition Technologies, Inc., an early stage medical device company. From July 2014 to January 2016, Mr. Hobbs served as the President and Chief Executive Officer of Antares Pharma, Inc., a specialty pharmaceutical company focused on self-injection pharmaceutical products and technologies. He also served on the Antares board of directors from 2009 to 2016. From 2009 to 2013, Mr. Hobbs served as President and Chief Executive Officer, and from 2008 to 2013 was a member of the board of directors, of Delcath Systems, Inc., a specialty pharmaceutical and medical device public company specializing in cancer treatment. Prior to Delcath Systems, Inc., Mr. Hobbs served as President and Chief Executive Officer of AngioDynamics, Inc., a company he co-founded in 1988 as a division of E-Z-EM, Inc. which grew into a leading medical technology public company with a highly diverse product line. From 1988 to 2004, Mr. Hobbs also served as Executive Vice President of Business Development of E-Z-EM, Inc., a NASDAQ-traded company. Before joining AngioDynamics, Mr. Hobbs was Director of Marketing and Product Development at NAMIC; founder, President and Chief Executive Officer of Hobbs Medical, Inc.; and a Product Development Engineer at Cook Incorporated. Mr. Hobbs received a B.S. in Plastics Engineering with a Biomaterials emphasis at the University of Massachusetts (Lowell). Mr. Hobbs has served on the Board of Directors of the Medical Device Manufacturers Association since 2009.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•    Executive-level management experience as CEO of several public companies.

•    Extensive experience in the medical device, pharmaceutical and combination products industries.

•    Extensive experience managing operations in a cost-effective, efficient manner.

•    Experience with governance and policy development for the medical device industry.

Stephen S. Tang, Ph.D.

Director Director since: 2011 Class I Nominee Term Expires: 2019 Age: 58 Other Current Public Company Directorships: None

For biographical information on Dr. Tang, see the Section entitled, “Executive Officers,” in this Proxy Statement.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•    Extensive business experience, particularly in the life sciences industry.

•    Experience with strategic and business development matters.

•    Executive-level management experience.

Mara G. Aspinall

Independent Director Director since: 2017 Class II Director Term Expires: 2020 Age: 56 Other Current Public Company Directorships: 2

Mara G. Aspinall joined the Board in June 2017. Since 2014, she has served as the President and Chief Executive Officer of Health Catalysts Group, a consulting firm that focuses on growth of early stage life science and technology companies. Ms. Aspinall is also Managing Director of BlueStone Venture Partners, a venture capital firm dedicated to investing in life sciences and healthcare related companies. Prior to these positions, Ms. Aspinall served as President and CEO, Global Head of Roche Tissue Diagnostics/Ventana Medical Systems, a division of The Roche Group that provides tissue-based cancer diagnostic instruments, products and services. Prior to that, she founded and served as CEO and Director of On-Q-ity, Inc., a diagnostic research company focused on improving cancer treatment through the capture of circulating tumor cells in a patient’s blood. Ms. Aspinall also spent 12 years with Genzyme Corporation, serving as President of the Genzyme Genetics division, a leading provider of esoteric and genetic tests for the reproductive, oncology and personalized medicine markets, and as President of the Genzyme Pharmaceuticals division, a custom pharmaceutical intermediates provider. Ms. Aspinall began her career as a management consultant with Bain & Company. Ms. Aspinall holds an M.B.A from Harvard Business School and a B.A. in International Relations from Tufts University. Ms. Aspinall previously served on the Board at Safeguard Scientific and currently serves on the Boards of Abcam Plc and Allscripts.

Skills and Qualifications leading to conclusion that she should serve on the Board:

•    Executive level experience as a CEO.

•    Executive experience in the life sciences industry.

•    Extensive experience in molecular diagnostics.

Ronny B. Lancaster

Independent Director Director since: 2003 Class II Director Term Expires: 2020 Age: 67 Other Current Public Company Directorships: None

Ronny B. Lancaster became a member of the Board in May 2003. From September 2005 to December 2018, Mr. Lancaster served as Senior Vice President, Federal Government Relations of Assurant, Inc., a provider of specialty insurance and insurance-related products and services. Prior to that, Mr. Lancaster served as Chief Operating Officer of the Morehouse School of Medicine, Executive Assistant to the Secretary and Principal Deputy Assistant Secretary for Planning and Evaluation at the U.S. Department of Health and Human Services, General Counsel of Hamilton Enterprises, Inc., Senior Washington Representative for Blue Cross/Blue Shield Association, and Chief of the Division of Fee-For-Service Plans at the U.S. Office of Personnel Management. Mr. Lancaster received a B.A. in Economics from the Catholic University of America, an M.B.A. from the Wharton School of the University of Pennsylvania, and a J.D. from The Georgetown University Law Center. He is admitted to the Bars of Pennsylvania and the District of Columbia. Mr. Lancaster previously served on the board of directors of Immucor, Inc.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•    Expertise in government affairs and political matters.

•    Extensive medical and healthcare experience.

•    Legal training.

Aradhana M. Sarin, M.D.

Independent Director Director since: 2018 Class II Director Term Expires: 2020 Age: 44 Other Current Public Company Directorships: None

Aradhana Sarin, M.D. became a member of the Board in January 2018. Since February 2019, Dr. Sarin has served as the Executive Vice President, Chief Strategy and Business Officer for Alexion Pharmaceuticals, a global biopharmaceutical company.  Prior to that, Dr. Sarin served as Senior Vice President, Head of Corporate Business Development and Strategy at Alexion, since November 2017. She also serves as Co-Chair of the Executive Management Committee overseeing Science and Innovation at Alexion. Prior to her tenure at Alexion, Dr. Sarin served as the Managing Director of Healthcare Corporate & Investment Banking at Citi Global Banking, focusing on clients in the diagnostics, life sciences and biopharmaceutical sectors. Earlier in her career, Dr. Sarin also held various other positions in the investment banking industry, including with UBS and JP Morgan. Prior to her career in investment banking, Dr. Sarin spent two years as a medical resident practicing in both India and Africa. Dr. Sarin received her M.B.A. from Stanford Business School and obtained her medical training from the University of Delhi in India.

Skills and Qualifications leading to conclusion that she should serve on the Board:

•    Extensive experience in the healthcare and life sciences sectors.

•    Scientific and medical background and experience.

•    Extensive experience at global financial institutions, involving M&A and equity and debt financing transactions

•    Extensive knowledge of global healthcare systems.

Michael Celano

Independent Director Director since: 2006 Class III Director Term Expires: 2021 Age: 60 Other Current Public Company Directorships: None

Michael Celano became a member of the Board in October 2006 and has served as the Company’s Chairman of the Board since April 2018. Since January 2018, Mr. Celano has served as the Chief Operating Officer of Recro Pharma, Inc. and between July 2016 and January 2018, Mr. Celano served as Chief Financial Officer at Recro Pharma. Between 2015 and June 2016 Mr. Celano was self-employed providing consulting services to healthcare companies. From 2013 to 2015, Mr. Celano served as Chief Financial Officer of DrugScan, Inc. a clinical laboratory services company.  Prior to that, Mr. Celano served as the Chief Financial Officer of Kensey Nash Corporation, a biomaterials company from 2009 to 2012. From 2007 to 2008, Mr. Celano also served as Chief Financial Officer for BioRexis Pharmaceutical Corporation, a biopharmaceutical company. Before joining BioRexis, Mr. Celano served as a partner with KPMG LLP, where he was co-leader of its National Life Science Practice. Mr. Celano also was co-leader of the Life Science Practice for Arthur Andersen before he joined KPMG. Mr. Celano also served on the Board of Directors of Performance Health, a consumer health care product manufacturing company from 2015 to 2016.  Mr. Celano holds a B.S. in Accounting from St. Joseph’s University.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•    Long career in public accounting focused in the life sciences area.

●    Life sciences industry operating company experience

•    Accounting and financial expertise.

•    Extensive business experience.

Charles W. Patrick

Independent Director Director since: 2006 Class III Director Term Expires: 2021 Age: 64 Other Current Public Company Directorships: None

Charles W. Patrick became a member of the Board in January 2006. Since 2000, Mr. Patrick has served as Principal of Patrick Consulting, a management consulting firm that helps diagnostic, medical device and technology companies develop sales, marketing and distribution strategies. From 2001 through 2011, Mr. Patrick also served as the President and Co-owner of ADS Golf, Inc. Prior to that time, he served as the President and Chief Executive Officer of CallNexus, Inc., a provider of virtual call center services, and Vice President of Sales and Marketing for Biosite, Inc., a medical diagnostics company, where he had primary responsibility for developing and achieving Biosite’s strategic sales, marketing and distribution objectives. Prior to his time at Biosite, Mr. Patrick served as World Wide Group Marketing Manager and held several other sales and marketing positions for the Diagnostics Division of Abbott Laboratories. Mr. Patrick also previously served on the board of directors for DiaDexus, Inc., Accumentrics, Inc. and Seamless Medical Systems, Inc. Mr. Patrick received his undergraduate degree from the University of Central Florida.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•    Extensive sales and marketing background.

•    More than 40 years of experience in the medical diagnostics industry.

•    Entrepreneurial skills.

Vote Required; Board Recommendation

If a quorum is present, each nominee will be elected if he or she receives a majority of the votes cast by shares present in person or by Proxy and entitled to vote at the Annual Meeting. Shares voted in person or represented by proxy which are not voted for a nominee (by voting no or abstaining) will have the effect of voting against the nominee. Broker non-votes will have no effect on the required vote. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for the nominees, each of whom has consented to be named and to serve if elected.

Your Board recommends that you vote FOR the election of the Director nominees.

PROPOSAL NO. 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The Audit Committee of the Board of Directors has approved the reappointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2019 fiscal year. The Audit Committee has also recommended that the Board submit the appointment of KPMG for ratification by stockholders at the Annual Meeting. Although action by the stockholders on this matter is not legally required, the Audit Committee and the Board believe it is appropriate to seek stockholder ratification of this appointment in light of the important role played by the independent registered public accounting firm in reporting on the Company’s consolidated financial statements. If this appointment is not ratified by stockholders, the Audit Committee may reconsider its appointment of KPMG for the 2019 fiscal year or in the future.

One or more representatives of KPMG are expected to attend the Annual Meeting electronically. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required; Board Recommendation

Ratification of the appointment of KPMG requires the affirmative vote of a majority of shares present in person or by Proxy and entitled to vote at the Annual Meeting. Shares voted in person or represented by Proxy which are not voted for this ratification (by voting no or abstaining) will have the effect of voting against this proposal. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for ratification of the appointment of KPMG as our independent registered public accounting firm for the 2018 fiscal year.

Your Board recommends that the stockholders vote FOR ratification of the appointment of KPMG.

PROPOSAL NO. 3. ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

Background

Section 14A of the Exchange Act, enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), requires that stockholders be given the opportunity to vote to approve, on an advisory (non-binding) basis, no less frequently than once every three years, the compensation of our NEOs. Based on feedback received at our 2017 Annual Meeting, the Board determined that such a vote will continue to be held on an annual basis until the next advisory vote on frequency.

The vote on the resolution recommended below is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs. As described more fully under the CD&A Section of this Proxy Statement and the related tables and narrative, our compensation program is performance-based and is designed to pay executives for performance by offering rewards for the achievement of pre-determined objectives. In addition, our program is designed to align the interests of executives with the interests of our stockholders, provide long-term incentives and set compensation at levels sufficiently competitive to attract, retain and motivate high quality executives, and meet strong corporate governance principles. You are urged to carefully review the CD&A Section of this Proxy Statement which contains a detailed discussion of our executive compensation program, including the 2018 compensation of our NEOs.

Compensation Program Features

As described more fully in the CD&A, there are many important features to our compensation program that illustrate our commitment to pay-for-performance and good corporate governance. A summary of some of the more significant of these features is set forth below:

•	Compensation is market driven and performance-based.	•	Total compensation targeted at 50th percentile of Peer Group.
•	Balanced mix of cash/equity, fixed/variable, short-term/long-term compensation components.	•	Use of peer company benchmarking and tally sheets.
•	Threshold financial performance objectives for annual bonus pool funding meet or exceed fiscal performance for the prior fiscal year.	•	Compensation recoupment policy.
•	Equity awards provide long-term incentive with three year vesting.	•	No hedging or pledge of our Common Stock.
•	50% of annual equity is performance-vested.	•	Robust stockholder outreach on compensation/governance matters.

Vote Required; Board Recommendation

If a quorum is present, the affirmative vote of a majority of shares present, in person or by Proxy and entitled to vote at the Annual Meeting, is required to approve, on an advisory (non-binding) basis, the compensation paid to NEOs. Shares voted in person or represented by Proxy which are not voted for approval of our executive compensation (by voting no or abstaining) will have the effect of voting against this proposal. Broker non-votes will not count toward the determination of whether this proposal is approved and will have no impact on the vote. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for approval of our executive compensation, as disclosed in this Proxy Statement. Because this stockholder vote is advisory, it will not be binding on the Company or the Board of Directors. However, the Compensation Committee and Board will take into account the outcome of the vote when considering future executive compensation programs and arrangements.

Based on the foregoing, the Board is requesting that stockholders vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
Your Board recommends that the stockholders vote FOR the approval of our executive compensation as described in the preceding resolution.

ANNUAL REPORT

Our Annual Report to Stockholders for the year ended December 31, 2018 accompanies this Proxy Statement. Following receipt of a written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of our Common Stock on March 28, 2019, the record date for the Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of the Corporate Secretary of the Company at our address set forth in the Notice of Annual Meeting of Stockholders immediately preceding this Proxy Statement.

DEADLINE FOR STOCKHOLDER PROPOSALS

You may submit proposals for inclusion in the proxy materials for the Company’s 2020 Annual Meeting of Stockholders. Any such proposals must meet the stockholder eligibility and other requirements imposed by rules issued by the SEC and must be received by the Company at 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Corporate Secretary, in accordance with Rule 14a-8 promulgated under the Exchange Act, not later than December 20, 2019.

In addition, our Bylaws provide that a stockholder proposal must meet certain predetermined requirements in order to be considered at the Annual Meeting. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder proposal included in the proxy materials pursuant to the SEC’s rules and regulations. In order to be considered, a stockholder’s proposal must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, if less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to each matter the stockholder proposes to bring before the meeting, a brief description of the matter and the reasons for considering that matter at the Annual Meeting. The notice must also include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf notice of the proposed business is made: (i) the name and address of the stockholder and such beneficial owner; (ii) any material interest of such stockholder and such beneficial holder in such business; (iii) the class and number of shares of capital stock of the Company which are held of record or beneficially owned by the stockholder and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital stock of the Company of such stockholder and such beneficial owner, including without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, profit sharing arrangement or borrowed or loaned shares; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to propose the business described in its notice; and (v) any other information relating to such business matter that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. To the extent the Board of Directors or the SEC, or a court of competent jurisdiction, deems these Bylaw provisions to be inconsistent with the right of stockholders to request inclusion of a proposal in the Company’s proxy materials pursuant to Rule 14a-8 promulgated under the Exchange Act, such rule shall prevail.

The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board. If a stockholder intends to present a proposal at our 2020 Annual Meeting without inclusion of that proposal in the Company’s proxy materials and written notice of the proposal is not received by the Secretary of the Company by February 13, 2020 (the date that is 45 days before the one-year anniversary of the date on which the Company first sent its proxy materials for the Annual Meeting), or if the Company meets other requirements of the applicable SEC rules and regulations, the proxies solicited by the Board for use at the 2020 Annual Meeting will confer discretionary authority to vote on the proposal should it then be raised at the 2020 Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Jack E. Jerrett

Secretary

April 10, 2019

220 EAST FIRST STREET BETHLEHEM, PA 18015	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/OSUR2019
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E38313-P03935 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ORASURE TECHNOLOGIES, INC. The Board of Directors recommends you vote FOR each of the following nominees:
1.	ELECTION OF DIRECTORS Class I (Expiring 2022)
	Nominees:		For	Against	Abstain
	1a. Eamonn P. Hobbs		☐	☐	☐
	1b. Stephen S. Tang, Ph.D.		☐	☐	☐
The Board of Directors recommends you vote FOR items 2 and 3.						For	Against	Abstain
2.						Ratification of Appointment of KPMG LLP as the Independent Registered Public Accounting Firm for Fiscal Year 2019. ☐	☐	☐
3.						Advisory (Non-Binding) Vote to Approve Executive Compensation. ☐	☐	☐
Mark Here for Address Changes or Comments SEE REVERSE					☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

OraSure Technologies, Inc.

2019 Annual Meeting of Stockholders

Tuesday, May 21, 2019

Important notice regarding the Internet availability of proxy materials for the

Annual Meeting of Stockholders.

The Notice and Proxy Statement and 2018 Annual Report to Stockholders

are available at www.proxyvote.com.

E38314-P03935

PROXY 2019 Annual Meeting of Stockholders PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jack E. Jerrett and Michele Miller, and each of them, proxies with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the 2019 Annual Meeting of Stockholders of OraSure Technologies, Inc. (the “Company”), on Tuesday, May 21, 2019, at 10:00 a.m. (Eastern Time), and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if personally present, with respect to the matters listed on the reverse side.

The shares represented by this Proxy, if properly executed, will be voted (i) FOR the election of the nominees listed on the reverse side as directors, (ii) FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2019, and (iii) FOR approval of the compensation of the Company’s named executive officers. If any other business properly comes before the meeting, the proxies named above will have discretionary authority to vote thereon in accordance with their best judgment.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY.

Address Changes/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed, on the other side)